Exhibit 2.4
EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
THE ENTITIES LISTED IN SCHEDULE 1 ATTACHED HERETO
(COLLECTIVELY, “PURCHASER”),
ENCORE CAPITAL GROUP, INC.
(“SELLER”),
AND
THE TRANSFERRING SUBSIDIARIES LISTED IN THE PREAMBLE ON PAGE 1, SOLELY FOR PURPOSES OF SECTION 2.1
FEBRUARY 19, 2016

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 19, 2016, by and between Encore Capital Group, Inc., a Delaware corporation (“Seller”), and the entities listed as Assignees in Schedule 1 attached hereto (collectively, “Purchaser”), and, solely for the purposes of Section 2.1, Propel Acquisition LLC (“Propel”) and Propel Financial Services, LLC (“PFS” and together with Propel, “Transferring Subsidiaries”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
Seller is the owner, beneficially and of record, of all of the existing and outstanding limited liability company interests (the “PA Securities”) of Propel. The Transferring Subsidiaries are the owners, beneficially and of record, of all of the existing and outstanding limited liability company of interests (the “Subsidiary Securities”, and, together with the PA Securities, the “Purchased Securities”) of the entities listed next to the Transferring Subsidiaries’ names under “Purchased Securities” in Schedule 1. Propel owns, beneficially and of record, directly or indirectly, all of the existing and outstanding limited liability company interests of each of the entities set forth on Schedule A. Propel, together with the entities listed on Schedule A, are sometimes referred to herein individually as an “Acquired Company” and collectively as the “Acquired Companies.”
The Acquired Companies are engaged in the business of (a) originating, purchasing, holding and/or servicing personal and commercial receivables that are secured by tax liens on real property, (b) purchasing, holding and/or servicing tax liens on real property, (c) acting as servicer of the tax liens held pursuant to the terms of the securitization titled as “Texas Tax Lien Collateralized Notes, Series 2014-1 (PFS Tax Lien Trust 2014-1)” dated April 29, 2014 (the “Securitization”) and (d) providing related services (collectively, the “Business”).
Purchaser desires to purchase, and Seller desire to sell, all of the Purchased Securities in the manner set forth in Schedule I hereto upon the terms and subject to the conditions set forth in this Agreement.
The Parties desire to make certain representations, warranties, covenants and agreements to one another in connection with the purchase and sale of the Purchased Securities contemplated in this Agreement (the “Purchase Transaction”) and to prescribe certain conditions to the respective obligations of the Parties to consummate the Purchase Transaction and the other transactions contemplated by this Agreement.
Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Partners in Prophet, LTD., a Texas Limited Partnership (the “Guarantor”) is entering into a limited guarantee in favor of Seller (the “Limited Guarantee”), pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Purchaser in connection with this Agreement.
Concurrently with the execution and delivery of this Agreement, Seller and TL Funding Partners LP – Series OP have entered into a transition services agreement (the “Transition Services Agreement”) under

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which Seller will provide certain information to and, following the Closing, certain specified services for, the Acquired Companies.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
“Adjusted Asset Book Value” means the book value of all assets of the Acquired Companies, as of the Closing Date, calculated in accordance with GAAP consistent with past practice, excluding the Tax Lien Portfolio, the PPTS Portfolio, the Commercial Loans and the REO Property, and as adjusted to exclude (i) capitalized loan costs related to any financing paid off in connection with the Purchase Transaction, (ii) goodwill associated with the acquisition of assets of Property Tax Solutions, LLC and (iii) all deferred tax liabilities recorded as a contra-asset in the general ledger of the Acquired Companies. Appendix 1 contains an illustration of the foregoing adjustments as of December 31, 2015.
“Adjusted Liability Book Value” means the book value of all liabilities of the Acquired Companies (including Indebtedness), as of the Closing Date, calculated in accordance with GAAP consistent with past practice, other than Seller Intercompany Debt, and as adjusted to exclude (i) deferred revenue associated with the outstanding amount of any minimum penalty on unredeemed Florida tax liens and (ii) income tax taxes payable. Appendix 1 contains an illustration of the foregoing adjustments as of December 31, 2015.
“Affiliate” means, with respect to any particular Person or entity, any Person controlling, controlled by or under common control with such Person or entity.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California or the State of Texas.
“Business Permit” means each permit, license, certificate, accreditation or other authorization of foreign, federal, state and local government authorities required for the conduct of the Business.
“Cash” means cash and cash equivalents (including amounts held in depositary accounts with financial institutions, certificates of deposit, treasury bills and treasury notes).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Loans” means the secured loans held by the Acquired Companies on commercial property or non-homestead residential property.

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“Commercial Loan Value” means, as of any date, the book value of the Commercial Loans as recorded on the books of the Acquired Companies.
“Company Contract” means any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any Properties or Assets are subject.
“Contract” means any contract, agreement, indenture, evidence of Indebtedness, note, bond, loan, instrument, lease, sublease, mortgage, license, sublicense, franchise, obligation, commitment or other arrangement, agreement or understanding.
“Employee Benefit Plans” means: (i) “employee benefit plans,” as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated, and (ii) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health, disability and welfare plans, policies, programs or arrangements.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Amendments Act of 1976, as amended, including the rules and regulations adopted pursuant thereto.
“Indebtedness” means, without duplication, (i) all indebtedness of one or more Acquired Companies for borrowed money, including any current portion thereof (including indebtedness evidenced by or incurred pursuant to promissory notes, term loans and revolving credit facilities), but excluding Seller Intercompany Debt, (ii) all obligations of one or more Acquired Companies for any earnout, contingent payment, deferred payment or other amount payable in respect of an Acquired Company’s acquisition of the assets, loans, securities or business of another Person prior to the Closing Date set forth on Schedule 1.1, (iii) all indebtedness of one or more Acquired Companies under derivatives, swap, hedging, exchange or similar agreements, (iv) all indebtedness of one or more Acquired Companies created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Acquired Company (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which one or more Acquired Companies is subject, (vi) all obligations of one or more Acquired Companies under securitization or receivables factoring arrangements or transactions, (including without limitation the Securitization), (vii) any liabilities of one or more of the Acquired Companies under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (viii) any liabilities of one or more of the Acquired Companies evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), but excluding Seller Intercompany Debt, and (ix) all guarantees by one or more Acquired Companies with respect

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to any of the foregoing. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and (B) cash, book or bank account overdrafts.
“Intellectual Property” means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, company names and registrations, and applications for registration thereof, (iii) internet domain names (including www.propelfinancialservices.com) and internet websites and webpages (including those displayed on third party websites), including all data, content, graphics design, website layout, website architecture, software, code and other intellectual property relating thereto, (iv) copyrights and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (including the object code and/or source code therefor), data and documentation, (vii) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and (viii) copies and tangible embodiments thereof (in whatever form or medium).
“July 2014 Participation Interests” means those California Participation Interests acquired by one or more of the Acquired Companies pursuant to that certain Certificate Purchase Agreement between California Statewide Delinquent Tax Finance Authority and Plymouth Park Tax Services LLC dated as of May 1, 2014.
“IRS” means the Internal Revenue Service.
“Knowledge of Seller” means the knowledge of Seller, after due inquiry of the management of the Acquired Companies.
“Law” means any foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, permits, licenses and Orders promulgated thereunder, or any notice or demand letter issued, entered, promulgated or approved thereunder applicable to the Acquired Companies or the operation of the Business.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, lease, right of first refusal, easement, title defect, voting trust agreement, transfer restriction, encumbrance, claim, lien or charge of any kind.
“LTV Ratio” means, for any Tax Lien, Tax Lien Transfer or Commercial Loan, the most recent lien-to-value ratio (or loan-to-value ratio with respect to any Tax Lien Transfer or Commercial Loan) set forth in the Acquired Companies’ records expressed as a percentage, (a) the numerator of which is equal to the sum of (i) the outstanding balance thereof according to the Acquired Companies’ records and (ii) the aggregate amount of any other obligations secured by the Subject Property that are secured by

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Liens that, according to the Acquired Companies’ records are senior to or pari passu with such Tax Lien, Tax Lien Transfer or Commercial Loan, and (b) the denominator of which is equal to the Market Value of the Subject Property securing such Tax Lien, Tax Lien Transfer or Commercial Loan on the latest date Market Value was determined.
“Market Value” means, for any Subject Property the most recent market value for such Subject Property set forth in the records of the Acquired Companies.
“Material Adverse Effect” means any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, business, operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole or would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby, provided that a Material Adverse Effect shall not include any changes, events or occurrences (i) resulting from or related to economic conditions or the securities, credit or financial markets in general or in the industries in which the Business is conducted, (ii) relating to changes affecting the industries in which the Business is conducted, (iii) any acts of terrorism or war, (iv) relating to changes in generally accepted accounting principles or the interpretation thereof, (v) resulting from the announcement or pendency of this Agreement and the transactions contemplated by this Agreement, or (vi) resulting from any action taken by the Purchaser and any of its Affiliates, agents or representatives, or by the Acquired Companies at Purchaser’s express written request, provided in the case of foregoing clauses (i) through clause (iv), to the extent such changes or developments referred to therein would reasonably be expected to have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other participants in the industry.
“OCCC” means the Texas Office of Consumer Credit Commissioner.
“Order” means (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any foreign, federal, state, local or other court, regulatory agency, department or commission or other governmental body of any kind having competent jurisdiction to render such, (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding and (iii) any arbitration award entered by an arbitrator having competent jurisdiction to render such.
“Participation Interest” means the certificate of participation or similar interest representing a right to receive cash or other monies from a tax lien or pool of tax liens on, or otherwise in respect of delinquent Taxes in respect of, real property or personalty located in the State of California, the State of Virginia or State of Tennessee.
“Permitted Security Interests” means (i) Security Interests for current real or personal property Taxes that are not yet due and payable and which are included as liabilities taken into account in determination of the Estimated Purchase Price to the extent allocable to a Pre-Closing Tax Period in accordance with Section 11.2, (ii) workers’, carriers’ and mechanics’ or other similar Security Interests incurred in the ordinary course of business that are not material to the Business, none of which relate to any disputed matter, liability or obligation, (iii) restrictions on transfer that are imposed under federal or state securities Laws, and (iv) Security Interests that are immaterial in character, amount and extent and that do

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not materially detract from the value or materially interfere with the current or currently proposed use of the properties they affect.
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.
“PPTS Portfolio” means all Tax Liens and Participation Interests other than the July 2014 Participation Interests owned by the Acquired Companies as of the Closing Date that were purchased by any of the Acquired Companies pursuant to that certain Asset Purchase Agreement date May 2, 2014 among Plymouth Park Tax Services LLC, Propel Acquisition LLC and the other parties named therein.
“PPTS Book Value” means, as of any date, the book value of the PPTS Portfolio as recorded on the balance sheet(s) of the Acquired Companies.
“PPTS Multiple” means $0.80x.
“Proceeding” means any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, claim or demand, or any notice of any of the foregoing, of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator. “Proceeding” shall not include any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, claim or demand, or any notice of any of the foregoing, (i) against a Subject Property Owner which also name an Acquired Company solely due to its tax lien against or interest in Subject Property or (ii) filed by an Acquired Company in the ordinary course of business to foreclose on Subject Property upon a Subject Property Owner’s default pursuant to the applicable loan agreements or security documents or to assert a claim against a Subject Property Owner in a bankruptcy proceeding.
“Properties or Assets” means the Acquired Companies’ properties or assets other than any Subject Property or any REO Property.
“Related Party” means (i) Seller, (ii) any Affiliate of Seller (other than an Acquired Company), (iii) any director, manager, officer or employee of an Acquired Company, of Seller or of any Affiliate of Seller and (iv) any family member of any of the foregoing who is a natural person.
“REO Property” means “real estate owned” real property acquired by an Acquired Company in connection with foreclosure or similar Proceedings with respect to a tax lien held by an Acquired Company in the ordinary course of business.
“REO Property Value” means, as of any date, the book value of the REO Property as shown on the balance sheet(s) of the Acquired Companies.
“Security Interest” means any mortgage, pledge, conditional sales contract, security agreement, security interest, encumbrance, charge or other Lien.

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“Seller Intercompany Debt” means any indebtedness owed to Seller or any of Seller’s Affiliates that is not an Acquired Company.
“Subject Property” means the real property that secures a Tax Lien Asset or a Commercial Loan.
“Subject Property Owner” means the owner of the Subject Property.
“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto.
“Tax Lien” means receivables held by the Acquired Companies secured by a Lien or right to impose a Lien on any real property or personalty representing any outstanding Taxes on real property and any additional amounts accrued with respect thereto, including interest, penalties, special assessments, fees or other associated amounts that if not paid could result in subsequent foreclosure of such real property but does not include any Tax Lien Transfers or Participation Interests.
“Tax Lien Assets” means the Tax Liens, Tax Lien Transfers and Participation Interests, in each case held or owned by the Acquired Companies.
“Tax Lien Multiple” means 1.10x.
“Tax Lien Redemptive Value” means the price necessary to fully redeem each Tax Lien, Tax Lien Transfer and Participation Interest comprising the Tax Lien Portfolio, including without limitation, any premium paid for such Tax Lien or Tax Lien Transfer, other than the PPTS Portfolio but including the July 2014 Participation Interests. For reference only, the Tax Lien Redemptive Value as of December 31, 2015 was $337,146,032.
“Tax Lien Portfolio” means, as of a particular time, all Tax Liens, all Tax Lien Transfers and all Participation Interests held or owned by the Acquired Companies as of such time, other than the PPTS Portfolio but including the July 2014 Participation Interests.
“Tax Lien Portfolio Entities” means (i) Propel Funding LLC, a Delaware limited liability company that is a direct, wholly-owned subsidiary of Propel and is one of the Acquired Companies, (ii) Propel Funding Holdings 1, a Delaware limited liability company that is a direct, wholly-owned subsidiary of Propel and is one of the Acquired Companies, and (iii) the direct and indirect subsidiaries of each of the foregoing limited liability companies (i.e., Propel Funding LLC and Propel Funding Holdings 1, LLC, which are described in clauses (i) and (ii) of this definition).
“Tax Lien Transfer” means any receivable secured by a Tax Lien on real property transferred or assigned pursuant to the relevant sections of the statutes of the States of Texas, Nevada and Georgia, which may be further secured by a related contract or other security instrument.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement (including IRS Forms 1098 and 1099 relating to the Tax Lien Assets and all other Forms 1099 and Forms W-2) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency or Person (if any) charged with the collection of such Tax for such governmental authority or subdivision, including the IRS.
“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.
Index of Terms Defined in Other Sections

Term	Section Reference
Acquired Company / Acquired Companies	Recitals
Agreement	Preamble
Annual Financial Statements	3.7(a)
Business	Recitals
Purchaser Knowledge Party	10.5(e)
Claim Certificate	10.6(a)
Closing	2.6(a)
Closing Date	2.6(a)
Company Employee	8.3(a)
Company Employee Benefit Plans	3.14(a)
Confidential Information	8.2(a)
Current Financial Statements	3.7(a)
Databases	3.12(c)
Disclosure Schedule	ARTICLE 3
Effective Time	2.6(a)
Estimated Closing Purchase Price	2.3(b)
Estimated Purchase Price	2.4(a)
Estimated Statement	2.4(a)
Financial Statements	3.7(a)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.4(d)(i)
Latest Balance Sheet	3.7(a)
Latest Balance Sheet Date	3.7(a)
Leased Real Property	1.11.1(a)
OCCC Transfer	6.5
Owned Personal Property	3.10(c)
Party / Parties	Preamble

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Personally Identifiable Information	3.12(c)
Post-Closing Tax Period	11.1(a)
Pre-Closing Taxes	11.1(a)
Pre-Closing Tax Period	11.1(a)
Propel	Recitals
Purchase Price	2.2
Purchase Transaction	Recitals
Purchased Securities	Recitals
Real Property Leases	3.9(b)(ii)
Reconciled Purchase Price	2.4(b)
Reconciliation Statement	2.4(b)
Restricted Person	8.4(b)
Securities Act	5.7
Securitization	Recitals
Seller	Preamble
Seller Indemnitees	10.3
Statement	11.1(a)
Straddle Period	11.1(a)
Specified Indebtedness	2.3(a)
Threshold Amount	10.5(a)(i)
Transition Services Agreement	Recitals

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SECURITIES
2.1    Purchase and Sale of Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer and deliver to Purchaser, and Purchaser will purchase, accept and receive from Seller, the Purchased Securities, free and clear of all Security Interests other than restrictions on transfer arising under applicable federal and securities Laws. The Transferring Subsidiaries hereby acknowledge and agree that, upon the direction of Seller made pursuant to Sections 2.6(b)(i) and (ii), they will cause the respective Subsidiary Securities to be transferred in the manner set forth in Schedule I.

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2.2    Purchase Price. The aggregate purchase price for all of the Purchased Securities (the “Purchase Price”) shall be an amount equal to, as of the Effective Time:

(a)	the Tax Lien Redemptive Value;
plus (b)	any increase in the Tax Lien Redemptive Value from January 31, 2016 until the Effective Time multiplied by the Tax Lien Multiple;
plus (c)	the PPTS Book Value multiplied by the PPTS Multiple;
plus (d)	the REO Property Value;
plus (e)	the Commercial Loan Value;
plus (f)	the Adjusted Asset Book Value;
minus (g)	the Adjusted Liability Book Value;
minus (h)	the Seller Intercompany Debt.
2.3        Payments at Closing.
(a)    Repayment of Indebtedness. Seller will deliver payoff letters (in form and substance satisfactory to Purchaser) with respect to the Indebtedness specified in Schedule 2.3(a) (the “Specified Indebtedness”) not later that two (2) Business Days prior to the Closing. At the Closing, Purchaser shall deliver, (i) for the payoff of the Specified Indebtedness, an amount equal to the payoff amount specified in each of the payoff letters by wire transfer of immediately available funds to the creditor’s account specified therein and (ii)_ for the payoff for the Seller Intercompany Debt, an amount equal to the payoff amounts for each such item of Seller Intercompany Debt to the holders thereof as set forth in Schedule 2.3(a)(ii).
(b)    Estimated Closing Purchase Price. At the Closing, Purchaser shall deliver an amount equal to the Estimated Purchase Price (as determined in accordance with Section 2.4(a)) by wire transfer of immediately available funds, to such account or accounts as Seller may designate for disbursement to Seller.
2.4    Estimation and Reconciliation of the Purchase Price.
(a)    Estimated Purchase Price. Seller shall prepare and deliver to Purchaser at least three (3) Business Days prior to the Closing, a statement (the “Estimated Statement”), in a form substantially consistent with Exhibit A, setting forth Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and providing reasonable detail and documentary support for each amount calculated pursuant to clauses (a) through (h) of Section 2.2. In computing the Estimated Purchase Price, the amounts in clauses 2.2 (c), (d), (e), (f) and (g) shall be determined by Seller in accordance with GAAP consistent with the Acquired Companies’ past accounting practices. Purchaser will have an opportunity to review and comment on the Estimated Purchase Price set forth on the Estimated Statement. In the event of any disagreement, the Parties will attempt to resolve such disagreement in good faith prior to the Closing. In the event any such disagreement cannot be resolved prior to the Closing, the Estimated Statement as determined by the Seller shall be used to determine the Estimated Purchase Price payable at the Closing pursuant to Section 2.3(b).

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(b)    Post-Closing Reconciliation. Within ninety (90) days after the Effective Time, Purchaser shall prepare and deliver to Seller a statement (the “Reconciliation Statement”) setting forth Purchaser’s determination of the actual amount of the Purchase Price (the “Reconciled Purchase Price”) and providing reasonable detail and documentary support for each amount calculated pursuant to clauses (a) through (h) of Section 2.2. In computing the Reconciled Purchase Price, the amounts in clauses 2.2(c), (d), (e), (f) and (g) shall be determined by Purchaser in accordance with GAAP consistent with the Acquired Companies’ past accounting practices. Seller may object to the Reconciliation Statement within thirty (30) days after its receipt thereof by delivering to Purchaser a response to the Reconciliation Statement setting forth each calculation (and element thereof) that is disputed by Seller, and Seller’s good faith determination of the correct amount of each such calculation and element. Seller will provide reasonable detail with respect to the nature of its dispute with each disputed calculation and element and the manner of its determination of the amount(s) thereof.
(c)    Final Determination of Purchase Price.
(i)    If Seller does not deliver an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b) or if Seller delivers a written notice accepting the Reconciliation Statement prior to the end of the thirty-day period, the Reconciled Purchase Price shown on the Reconciliation Statement shall be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).
(ii)    If Seller delivers an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b)) and, following good faith negotiation of the disputed items, Purchaser and Seller reach agreement on the amount of the Reconciled Purchase Price (whether by resolving each disputed item to their mutual satisfaction or compromising any or all disputed items), then the amount of the Purchase Price so agreed by them will be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).
(iii)    If Seller delivers an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, the Parties are unable to reach agreement, then the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e) shall be determined in accordance with Section 2.4(d).
(d)    Resolution of Disputes.
(i)    In accordance with Section 2.4(c)(iii), Purchaser and Seller shall promptly refer all remaining disputes concerning the Purchase Price to PricewaterhouseCoopers (or, if PricewaterhouseCoopers is not independent or otherwise refuses or is incapable of undertaking the resolution of such disputes, to

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such other nationally recognized independent accounting firm as may be reasonably acceptable to Purchaser and Seller) (as applicable, the “Independent Accounting Firm”), together with a statement of the Purchase Price asserted by Seller and by Purchaser. The Independent Accounting Firm will be instructed to resolve such disputes within sixty (60) days of the referral.
(ii)    Purchaser and Seller will make available to the Independent Accounting Firm, at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 2.4(d), the work papers and back-up materials used in preparing the Reconciliation Statement and Seller ’s objections to the Reconciliation Statement, and the books and records of Seller and the Acquired Companies relating to the Purchase Price. Purchaser and Seller shall have the right to meet jointly with the Independent Accounting Firm during this period to present their respective positions. The Independent Accounting Firm shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The amount of the Purchase Price determined by the Independent Accounting Firm pursuant to this Section 2.4(d) will be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e). The resolution of disputes by the Independent Accounting Firm and its determination of the Purchase Price will be set forth in writing and will be conclusive and binding upon Purchaser, Seller, and all other interested Persons. The determination of the Purchase Price by the Independent Accounting Firm will become final and binding upon the date of such determination.
(iii)    Purchaser and Seller will each pay their own respective fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of disputes pursuant to this Section 2.4(d). Notwithstanding the foregoing, the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of disputes arising under this Section 2.4(d) will be paid by Purchaser and Seller in proportion to the difference between the Purchase Price determined by the Independent Accounting Firm and the respective amounts of the Purchase Price asserted by each such party at the time of the initial referral of the Purchase Price disputes to the Independent Accounting Firm.
(e)    Post-Closing Adjustment Payments. The amount, if any, by which the final Purchase Price exceeds the Estimated Purchase Price shall be paid to Seller by Purchaser by wire transfer of immediately available funds to such account or accounts as Seller may designate. The amount, if any, by which the Estimated Purchase Price exceeds the final Purchase Price shall be paid to Purchaser by Seller by wire transfer to such account or accounts as Purchaser may designate. Any payment pursuant to this Section 2.4(e) will be due and payable five (5) Business Days following

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the determination of the final Purchase Price pursuant to Section 2.4(c) (and if necessary Section 2.4(d)).
(f)    Availability of Records. Purchaser will make available to Seller and its accountants and other representatives, at reasonable times and upon reasonable notice (and copies thereof at Seller’s sole cost and expense), at any time during (i) the review by Seller of the Reconciliation Statement and (ii) the pendency of any dispute resolution under Section 2.4(d), the portion of the books and records of the Acquired Companies relevant to the Purchase Price. Seller will make available to Purchaser and its accountants and other representatives, at reasonable times and upon reasonable notice (and copies thereof at Purchaser’s sole cost and expense), at any time during (i) the preparation by Purchaser of the Reconciliation Statement and (ii) the pendency of any dispute resolution under Section 2.4(d), the portion of the books and records of Seller relevant to the Purchase Price. All information and materials disclosed to Purchaser and Seller pursuant this Section 2.4(f) shall be treated in accordance with Section 8.2.
2.5    Allocation of Purchase Price. No later than sixty (60) days after the determination of the final Purchase Price pursuant to Section 2.4(c) (and if necessary Section 2.4(d)), Purchaser shall determine and deliver to Seller an allocation of the consideration paid, or treated as paid, for federal income Tax purposes (including any assumed liabilities as determined for federal income Tax purposes) for the assets of the Acquired Companies among such assets in accordance with Section 1060 of the Code, along with the supporting documentation, such as appraisals. If Purchaser determines to engage any appraiser in connection with such allocation, Purchaser will consult with Seller on its selection of such appraiser prior to engaging such appraiser. Seller will have thirty (30) days in which to review Purchaser’s proposed allocation, along with supporting documentation, and provide to Purchaser any written objections thereto. For a period of thirty (30) days after Purchaser’s receipt of any such written objections, Purchaser and Seller will negotiate reasonably and in good faith to resolve such objections. If the Parties are unable to agree to the allocation after good faith negotiations, then each Party may allocate the consideration as it determines in its sole discretion. If Purchaser and Seller agree to the allocation, Purchaser and Seller agree (a) to file, and to cause their respective Affiliates to file, all Tax Returns in a manner consistent with such allocation and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return, audit, examination, claim, adjustment, litigation or other Proceeding with respect to Taxes, unless required to do so by applicable Law or with prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned) and (b) that such allocation shall be further revised, as necessary and in a manner consistent with such allocation, to reflect any adjustment to the Purchase Price pursuant to Section 11.9 or otherwise that is not reflected in such allocation. In the event any Taxing Authority disputes such Purchase Price allocation, the Party receiving notice thereof shall promptly notify and consult with the other Parties concerning such dispute.
2.6    The Closing.
(a)    Date and Location of Closing. Unless this Agreement is earlier terminated in accordance with Section 9.1, the closing of the transactions contemplated hereby (the “Closing”) shall be effected by the exchange of executed transaction documents by facsimile, photo or other

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electronic means as contemplated by Section 12.19 and shall take place (a) on March 31, 2016 if each of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the waiver or fulfilment of those conditions) have been satisfied or waived at least two (2) Business Days prior to such date, (b) if Closing does not occur on March, 31, 2016, then on the second Business Day thereafter after the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the waiver or fulfilment of those conditions) or (c) on such other time and date as Purchaser and Seller may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the date on which the Closing occurs, the Parties agree that the consummation of the transactions contemplated by this Agreement shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).
(b)    Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser each of the following:
(i)    Seller shall, and shall direct the Transferring Subsidiaries to, deliver certificates representing the Purchased Securities (to the extent certificated), each of which shall be either (A) duly endorsed in blank by Seller or (B) accompanied by interest transfer powers duly executed in blank by Seller as specified in Schedule I;
(ii)    Seller shall, and shall direct the Transferring Subsidiaries to, deliver an Assignment of Limited Liability Company Interests, in the form attached hereto as Exhibit B, with respect to the Purchased Securities held by Seller or Transferring Subsidiary (whether or not certificated), duly executed by Seller or the respective Transferring Subsidiary;
(iii)    copies of the governmental and third-party filings, licenses, consents, authorizations, waivers and approvals set forth on Schedule 2.6(b)(iii), none of which shall contain any conditions or requirements that are adverse to Purchaser;
(iv)    a certificate executed by an executive officer of Seller providing the certifications required by Section 7.1(a);
(v)    an Acknowledgement and Release Agreement, in the form attached hereto as Exhibit C, duly executed by Seller and each Person who is a member of the board of managers of an Acquired Company.;
(vi)    evidence in form and substance satisfactory to Purchaser that each Company Contract (other than a Company Contract listed on Annex I) to which any Related Party is a party (or otherwise has any rights against or with respect to any Acquired Company) (including all employment and severance agreements, all Contracts listed in Schedule 3.19 and all notes, bonds, promissory

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notes or other instruments or evidences of Indebtedness of any kind) has been terminated effective at or prior to the Closing;
(vii)    bank signature authorization cards for each bank account of each Acquired Company authorizing up to four people designated by Purchaser to make deposits thereto and withdraw funds therefrom;
(viii)    a statement, in a form reasonably satisfactory to Purchaser, executed by Seller pursuant to section 1.1445-2(b)(2) of the Treasury Regulations certifying that such Seller is not a foreign person, an IRS Form W‑9 for Seller, and such other withholding certificates and other documents and instruments as Purchaser may reasonably require in order to determine or evidence that no withholding is required to be made by Purchaser in respect of any amount paid to or on behalf of Seller or to determine the amount of any such withholding that may be required;
(ix)    [reserved];
(x)    only if the OCCC Transfer has not been approved by the OCCC prior to the Closing Date, the Interim Operating Agreements in the form attached hereto as Exhibits E1-3, duly executed by Seller (to the extent not already delivered by the Closing);
(xi)    a reasonably current long-form good standing certificate (or equivalent document) for each Acquired Company issued by the secretary of state of its jurisdiction of formation and in each state in which each such Acquired Company is qualified to do business as a foreign limited liability company;
(xii)    a copy of the certificate of formation (or equivalent document) of each Acquired Company, certified by the secretary of state of its jurisdiction of formation, and a copy of the limited liability agreement (or equivalent document) of each Acquired Company, duly certified by Seller;

(xiii)    the original record books of each Acquired Company;
(xiv)    payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by Purchaser to extinguish all Specified Indebtedness of the Acquired Companies and all security interests related thereto to the extent directed by Purchaser or its lenders; and
(xv)    written resignations of each manager and officer of the Acquired Companies listed on Schedule 2.6(b)(xv);

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(xvi)    evidence of repayment of all Seller Intercompany Debt, contingent upon the receipt of the payment in respect thereof at the Closing, in form and substance reasonably satisfactory to Purchaser; and
(xvii)    such other documents or instruments as Purchaser may reasonably request in order to effect the Purchase Transaction and the other transactions contemplated hereby.
(c)    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, each of the following:
(i)    to each creditor of Specified Indebtedness, the portion of the Specified Indebtedness that such creditor is to receive (as provided in Section 2.3(a));
(ii)    To each creditor of the Seller Intercompany Debt, the portion of the Seller Intercompany Debt that such creditor is to receive;
(iii)    to Seller, the Estimated Purchase Price (as provided in Section 2.4(a));
(iv)    [reserved];
(v)    an Acknowledgement and Release Agreement, in the form attached hereto as Exhibit C-2, duly executed by each Acquired Company to be effective immediately upon the Closing;
(vi)     to Seller, only if the OCCC Transfer has not been approved by the OCCC prior to the Closing Date, the Interim Operating Agreement in the form attached hereto as Exhibit E, duly executed by Purchaser; and
(vii)    to Seller, such other documents or instruments as Seller may reasonably request in order to effect the Purchase Transaction and the other transactions contemplated hereby.
(d)    Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
WITH RESPECT TO THE ACQUIRED COMPANIES
Seller hereby represents and warrants to Purchaser that as of the date of this Agreement, except as set forth in the disclosure schedule of Seller attached hereto (the “Disclosure Schedule”):

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3.1    Organization. Each Acquired Company is a limited liability company or statutory trust, duly organized, validly existing and in good standing under the laws of its state of organization.
3.2    Subsidiaries. The Acquired Companies do not own, beneficially or of record, directly or indirectly, any shares of capital stock or any equity interest in any corporation, limited liability company, partnership, joint venture or other enterprise or entity, other than as set forth in the chart on Schedule 3.2.
3.3    Qualification; Power and Authority. Each Acquired Company is qualified to conduct business and is in good standing under the Laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified. Each Acquired Company has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.
3.4    Non-contravention. Neither the execution and delivery by Seller of this Agreement and the other agreements contemplated hereby to which Seller is to be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which any Acquired Company is subject, (b) violate or conflict with any provision of the certificate of formation or the company agreement of any Acquired Company or (c) violate or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Company Contract or any Security Interest to which any Acquired Company is a party, by which it is bound or to which any of its assets are subject, or result in any loss of any license, permit or governmental authority.
3.5    Consent. None of the Acquired Companies are required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority or any other Person in connection with the execution and delivery by Seller of this Agreement and the other agreements contemplated hereby to which Seller is to be a party or the consummation by Seller of the transactions contemplated hereby or thereby.
3.6    Capitalization.
(a)    Propel. The outstanding equity securities of Propel consist solely of 100 units of limited liability company interest (“Propel Units”), all of which Propel Units have been duly authorized, are validly issued, fully paid and not subject to any capital call or other similar requirement and, and to the Knowledge of Seller, were issued in compliance with all federal and state securities laws. The Propel Units are not certificated. Other than the Propel Units, Propel does have any equity securities or other equity interests. The outstanding equity securities of each Acquired Company (other than Propel) are set forth on Schedule 3.6(a). With respect to each Acquired Company (other than Propel), all such equity securities (i) have been duly authorized, are validly issued and fully paid and not subject to any capital call or other similar requirement and (ii)  to the Knowledge of Seller, were issued in compliance with all federal and state securities laws. There is no obligation,

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contingent or otherwise, of any Acquired Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.
(b)    Absence of Purchase and Other Rights. There are no (i) outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Acquired Company is a party, or that are binding upon any Acquired Company, providing for the issuance, disposition or acquisition of any Acquired Company’s equity securities, (ii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Acquired Company, (iii) contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any limited liability company interests or other equity securities of any Acquired Company, (iv) voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the limited liability company interests or other equity securities of any Acquired Company, other than as set forth in such Acquired Company’s limited liability company agreement or operating agreement as previously provided to Purchaser or (v) registration rights granted by any Acquired Company.
(c)    Acquisition of Entire Equity Interest. No Person, other than Seller or an Acquired Company, owns, beneficially or of record, any equity securities of or any other equity interest in any Acquired Company. By acquiring the Purchased Securities at the Closing pursuant to this Agreement, Purchaser will acquire ownership, directly or indirectly, of all of the equity securities of, and all of the equity interests in, each of the Acquired Companies.
3.7    Financial Statements.
(a)    Annual and Current Financial Statements. Seller has previously provided Purchaser with the following financial statements (collectively, the “Financial Statements”): (i) (A) the audited balance sheets of PFS as of December 31, 2013 and December 31, 2014 and the related statements of income, cash flows and changes in owners’ equity for each of the fiscal years then ended and (B) the unaudited balance sheets the other Acquired Companies as of December 31, 2013 and December 31, 2014 and the related statements of income, cash flows and changes in owners’ equity for each of the fiscal years then ended (collectively, the “Annual Financial Statements”), (ii) the unaudited balance sheets of the Acquired Companies as of October 31, 2015 (the “Latest Balance Sheet Date”) and the related statements of income and cash flows for the ten-month period then ended (collectively, the “Current Financial Statements”). The balance sheets described in Section 3.7(a)(ii) are referred to herein as the “Latest Balance Sheet.”
(b)    Accuracy of Financial Statements. The Financial Statements (including in all cases any notes thereto) have been prepared from the books and records of the Acquired Companies, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present, in all material respects, the financial condition and results of operations, cash flows and changes in owners’ equity as at the dates of, and for the periods covered by, such Financial Statements, except that the Current Financial Statements do not include footnotes

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and are subject to customary year-end adjustments (the effect of which adjustments will not, individually or in the aggregate, be materially adverse). The Financial Statements were derived from the books and records of the Acquired Companies.
(c)    Internal Controls. Propel maintains such internal accounting controls and procedures as are necessary to provide reasonable assurance regarding the reliability of the financial statements of the Acquired Companies (including the Financial Statements).
(d)    Bank Accounts. Schedule 3.7(d) sets forth each bank or other depositary account held in the name of each Acquired Company (including the financial institution, the account number and other relevant identifying information) and the names of each individual authorized to make withdrawals therefrom immediately prior to the Effective Time.
(e)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company or Seller with respect to the Business or any Acquired Company.
(f)    No Undisclosed Liabilities. No Acquired Company has any liability (whether accrued, absolute, contingent or otherwise) arising out of transactions or events entered into prior to the Closing Date and which would be required to be reflected, reserved against or described on a balance sheet prepared in accordance with U.S. GAAP, except for (i) liabilities reflected in the Current Financial Statements, (ii) liabilities incurred in connection with the transactions contemplated hereby, (iii) liabilities that have arisen after the Latest Balance Sheet Date in the ordinary course of business, and (iv) liabilities arising out of matters reflected in Schedule 3.7(f).
3.8    Recent Events. No Material Adverse Effect has occurred since December 31, 2014. Without limiting the generality of the foregoing, since December 31, 2014, no Acquired Company has:
(a)    operated outside of the ordinary course of business or engaged in any transaction outside of the ordinary course of business;
(b)    sold, leased, transferred or assigned any of its Properties or Assets, tangible or intangible, outside of the ordinary course of business;
(c)    amended, accelerated, terminated or canceled any Company Contract (or series of related Company Contracts) involving more than $250,000 annually (and no third party has accelerated, terminated or canceled any such Company Contract(s));
(d)    canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $250,000 other than in the ordinary course of business in connection with settling tax liens;

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(e)    experienced any damage, destruction or loss (whether or not covered by insurance) to its Properties or Assets (other than ordinary wear and tear not caused by neglect) in excess of $250,000 in the aggregate;
(f)    issued, sold or otherwise disposed of any of its limited liability company interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its limited liability company interests;
(g)    changed any method or principle of accounting;
(h)    entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any Related Party (other than salaries and employee benefits and other transactions pursuant to any Company Employee Benefit Plan in the ordinary course of business);
(i)    amended or modified any Company Employee Benefit Plan in any respect, other than amendments and modifications required to comply with Law and reflected in true and complete copies of such Company Employee Benefit Plans previously provided to Purchaser;
(j)    authorized or made any capital expenditures or commitments therefor in excess of $100,000 individually or $250,000 in the aggregate;
(k)    amended its certificate of formation, operating agreement or equivalent organizational documents;
(l)    instituted or settled any Proceeding that involved more than $250,000;
(m)    commenced or terminated any line of business other than origination of the Commercial Loans;
(n)    incurred any Indebtedness, guaranteed the Indebtedness of any Person or cancelled any Indebtedness owed to it in excess of $250,000 other than permitted draws from the Specified Indebtedness; or
(o)    committed to any of the foregoing.
3.9    Contracts.
(a)    Status of Company Contracts. Each Material Contract is (i) a valid and legally binding agreement of each Acquired Company that is party thereto and each other party to such Contract, (ii) in full force and effect and (iii) enforceable against each party thereto in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies. There has been no material breach or default by any Acquired Company or, to the Knowledge of Seller, by any other party under any Material Contract that has not been cured or waived. Each Acquired Company has performed the material obligations

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required to be performed by it under each Material Contract and is not in receipt of any notice of termination or written claim of default under any such Material Contract.
(b)    Material Contracts. Schedule 3.9(b) sets forth each Company Contract that is described in any subsection below (each, a “Material Contract”):
(i)    a Contract for capital expenditures or the purchase or sale of materials, supplies, merchandise, equipment or other goods or services by or from the Acquired Companies requiring annual or aggregate payments in excess of $250,000;
(ii)    a Contract pursuant to which any Acquired Company leases real property or any interest therein (the “Real Property Leases”);
(iii)    a Contract pursuant to which any Acquired Company leases personal property (whether capital leases, operating leases or conditional sales agreements); or
(iv)    a Contract evidencing the employment of, or the performance of services by, any employee or consultant that provides for annual consideration in excess of $250,000, or pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, change of control or similar payment to any current or former employee, consultant or director in excess of $250,000.
(v)    a Contract with any Related Party (other than Company Contracts for employment or consulting services listed in Schedule 3.9(b)(iv));
(vi)    a Contract involving hedges or swaps (interest rate or currency), futures, derivatives or similar instruments, regardless of value;
(vii)    a Contract that imposes (or could by its terms impose) any restriction on any Acquired Company with respect to its geographical area of operations or scope or type of business;
(viii)    a Contract that imposes (or could by its terms impose) any exclusivity obligation or “most favored nation” provision in connection with any Acquired Company’s sale or purchase of goods or services;
(ix)    a Contract relating to a joint venture, partnership (including a partnership solely for Tax purposes) or similar entity (other than an Acquired Company’s company agreement), or otherwise involving a sharing of profits or losses;
(x)    a Contract providing for the payment by any Acquired Company of any earnout, contingent payment, deferred payment or other amount

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in respect of an Acquired Company’s acquisition of the assets, loans, securities or business of another Person;
(xi)    any loan or credit agreement, note, bond, mortgage, indenture, letter of credit or other similar agreement or instrument;
(xii)    a Contract pursuant to which any Properties or Assets or any REO Properties are subject to any Security Interests;
(xiii)    a Contract involving the acquisition of any business entity whether by stock or asset purchase or otherwise;
(xiv)    a Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person; or
(xv)    a Contract with a labor union or labor association, including collective bargaining agreements.
3.10    Title to and Condition of Assets and Properties.
(a)    Owned Real Property. Schedule 3.10(a) sets forth the address (and, if available, the most recent value based on a broker’s price opinion) of each REO Property, in the case of the list of REO Properties (but not the value which will be as of the most recent date available) as of a date that is no more than five (5) Business Days prior to the date hereof. None of the Acquired Companies own any real property or any interest in real property (other than the REO Properties set forth in Schedule 3.10(a) and rights pursuant to the Real Property Leases). None of the REO Properties are used by the Acquired Companies in the operation or conduct of the Business.
(b)    Leased Real Property. Schedule 3.10(b) sets forth the address of each parcel of Leased Real Property and a true and complete list of all Real Property Leases (including the address, date and name of the parties to such Real Property Lease document) (collectively, the “Leased Real Property”). In addition, Seller has delivered a true and complete copy of each such Real Property Lease to Purchaser. The Real Property Leases cover all of the real property leased by any Acquired Company from a third party. The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Acquired Companies in connection with the Business. The Acquired Company named as lessee under each Real Property Lease holds a legal, valid, binding and enforceable leasehold interest under such Real Property Lease, with such exceptions as do not interfere in any material respect with the use made of such property in the Business. No Acquired Company has assigned, transferred, conveyed, hypothecated or otherwise encumbered any interest in any Real Property Leases or any of the Leased Real Property. No Acquired Company is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Leased Real Property. The transaction contemplated by this Agreement does not require the consent of any other party to such Real Property Lease and, except for those Real Property Leases for which a consent is obtained,

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will not result in a breach or default under any such Real Property Lease. To the Knowledge of Seller, (i) no event has occurred, and no circumstance exists, which would constitute a breach or default under any Real Property Lease; (ii) no security deposit, or portion thereof, deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease; and (iii) Seller does not, nor in the future will, owe any brokerage commissions or finder’s fees with respect to any Real Property Lease.
(c)    Title to Personal Property Assets. The Acquired Companies own good and valid title to all of the Owned Personal Property, free and clear of all Security Interests other than Security Interests set forth in Schedule 3.10(c) and Permitted Security Interests. The Owned Personal Property is in good operating condition and repair (subject to normal wear and tear). “Owned Personal Property” means all of the tangible personal property and assets of the Acquired Companies shown on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date and all of the intangible personal property and assets of the Acquired Companies, in each case other than (i) tangible personal property and assets sold or otherwise disposed of for fair value to non-affiliated third parties in the ordinary course of business since the Latest Balance Sheet Date and (ii) obsolete assets discarded in the ordinary course of business since the Latest Balance Sheet Date.
3.11    Tax Lien Assets; Commercial Loans
(a)    Schedule of Tax Lien Assets and Commercial Loans. Schedule 3.11(a) sets forth a complete and accurate list of (x) each Tax Lien and each Tax Lien Transfer included in the Tax Lien Assets and (y) each Commercial Loan, in each case, that is owned by any Acquired Company and has an outstanding balance (whether or not including a principal balance), in each case as of a date not more than five (5) Business Days prior to the date hereof, including as to each listed Tax Lien, Tax Lien Transfer or Commercial Loan, where applicable (i) the Person(s) obligated thereon, (ii) the outstanding balance thereof as of such date (and the allocation of such balance among principal, interest, fees and other amounts), (iii) if applicable, the origination date and maturity date thereof, (iv) the per annum interest rate payable thereunder, (v) the address, and if available, the tax block and lot identification number and parcel identification number of the Subject Property that secures such Tax Lien, Tax Lien Transfer or Commercial Loan, and (vi) the LTV Ratio to the extent available in the records of the Acquired Companies. Schedule 3.11(a) also includes a list of all Participation Interests owned by any Acquired Company that has an outstanding balance (whether or not including a principal balance), according to the records of the Acquired Companies as of a date that is no more than five (5) Business Days prior to the date hereof, and also includes for each tax lien underlying such Participation Interest, (i) the Person obligated thereon, (ii) the outstanding balance thereof (and the allocation of such balance among principal, interest and other amounts), (iii) the maturity date thereof, if applicable, and (iv) the per annum interest rate payable thereunder. Seller has provided Purchaser with a true and correct electronic copy of Schedule 3.11(a) formatted in accordance with the reasonable requirements of Purchaser.
(b)    Tax Liens. An Acquired Company is the sole owner and holder of each Tax Lien that has an outstanding balance (whether or not including a principal balance), free and

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clear of all Security Interests other than Security Interests set forth in Schedule 3.11(b). Each such Tax Lien (A) was acquired by an Acquired Company in the ordinary course of its business and in accordance with applicable Law from either (i) the Taxing Authority that imposed the Tax secured by such Tax Lien or (ii) from a Person who, to the Knowledge of the Seller, acquired such Tax Lien from such Taxing Authority in accordance with applicable Law, and each such acquisition by an Acquired Company was noted, filed or recorded in accordance with applicable Law, (B) is secured by a Lien (or the right to impose a Lien) (or in the case of Tax Liens purchased from a Person other than a Taxing Authority, to the Knowledge of the Seller, is secured by a Lien) encumbering the related Subject Property that is (or would be when imposed) valid and enforceable, and, (C) except in jurisdictions where the applicable local or county government handles the commencement of foreclosures related to Tax Liens, conveys to the holder of such Tax Lien the legal, valid and enforceable right, upon the failure of the Subject Property Owner to pay in full the delinquent Taxes secured thereby, to foreclose upon and obtain fee title to the Subject Property encumbered thereby in accordance with applicable Law (including any required filings or notices, and the passage of required time periods), subject to federal bankruptcy Law and any right of redemption that the Subject Property Owner may have under applicable Law. Seller has not received any written notice from any governmental authority stating that any such Tax Lien was not properly assigned, transferred, noted or recorded in compliance with applicable Law, or that any conditions precedent to the attachment and perfection of any such Tax Lien, or the validity of any transfer of such Tax Lien to an Acquired Company, that were required to have been satisfied prior to the date of this Agreement were not satisfied in conformity with applicable Law.
(c)    Tax Lien Transfers. An Acquired Company is the sole owner and holder of each Tax Lien Transfer that has an outstanding balance (whether or not including a principal balance), free and clear of all Security Interests other than Permitted Security Interests and Security Interests set forth in Schedule 3.11(c). Each such Tax Lien Transfer (A) was incurred or acquired by an Acquired Company in the ordinary course of its business and in accordance with applicable Law, and (B) is secured by a Tax Lien encumbering the related Subject Property that is (or would be when imposed) valid and enforceable (which Tax Lien was acquired, and its acquisition noted, filed or recorded, in accordance with applicable Law), and (C) grants to the holder of such Tax Lien Transfer the legal, valid and enforceable right, upon the failure of the Subject Property Owner to pay in full the amounts secured by the applicable Tax Lien, to foreclose upon and obtain fee title to the Subject Property encumbered by the applicable Tax Lien in accordance with applicable Law (including any required filings or notices, and the passage of required time periods), subject to federal bankruptcy Law and any right of redemption that the Subject Property Owner may have under applicable Law. Seller has not received any written notice from any governmental authority stating that any such Tax Lien Transfer was not properly incurred, assigned, transferred, noted or recorded in compliance with applicable Law, or that any conditions precedent to the incurrence, attachment and perfection of any such Tax Lien Transfer, or the validity of any transfer of the related Tax Lien to an Acquired Company, that were required to have been satisfied prior to the date of this Agreement were not satisfied in conformity with applicable Law.

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(d)    Commercial Loans. An Acquired Company owns good and valid title to, and is the sole owner and holder of, each Commercial Loan, free and clear of all Security Interests other than Security Interests set forth in Schedule 3.11(d). At the time of origination, the security interest of the Acquired Company in the Subject Property securing each Commercial Loan was a first priority lien. Each Commercial Loan (A) was incurred by an Acquired Company in the ordinary course of its business, (B) is secured by a valid and enforceable lien encumbering the Subject Property securing the same, and (C) is a valid and enforceable obligation of the borrower thereunder for the amount thereof subject to state or federal Laws that may prevent immediate enforceability of remedies, including foreclosure and bankruptcy Laws. Each Commercial Loan was originated in all material respects in compliance with all applicable state and federal Laws.
(e)    Participation Interests. An Acquired Company is the sole owner and holder of each Participation Interest, free and clear of all Security Interests other than Security Interests set forth in Schedule 3.11(e). Each such Participation Interest was acquired by an Acquired Company in the ordinary course of its business and in accordance with applicable Law.
3.12    Intellectual Property.
(a)    Owned Intellectual Property. Schedule 3.12(a)(i) sets forth an accurate and complete list as of the date hereof of all applications, registrations and issuances of or for trademarks, copyrights, trade names, service marks, patents and internet domain names owned by any Acquired Company, which Intellectual Property is subsisting, valid and enforceable. Each of the Acquired Companies currently is in compliance in all material respects with all legal requirements (including timely payment of filing, examination and maintenance fees, as well as timely post-registration filing of applicable affidavits of use, incontestability and renewal applications) with respect to the foregoing. Since January 1, 2013, no Acquired Company has received any written notices challenging the use or ownership by any Acquired Company of any Intellectual Property or alleging infringement, misappropriation or any conflict with any Intellectual Property of by an Acquired Company of any third party’s rights in Intellectual Property. There are no pending or threatened actions, suits or proceedings against any Acquired Company contesting the validity, scope, use, enforceability, ownership or registrability of any Intellectual Property of any Acquired Company. Except as set forth in Schedule 3.12(a)(ii), the Acquired Companies own or have the right to use, free and clear of all Liens, all Intellectual Property necessary to the conduct of the business of the Acquired Companies as presently conducted. Schedule 3.12(a)(iii) sets forth a true and complete list of material unregistered trademarks owned by the Acquired Companies.
(b)    Intellectual Property Contracts. Schedule 3.12(b) sets forth an accurate and complete list as of the date hereof of all contracts for Intellectual Property with: (i) annual aggregate payments or compensation in excess of $100,000; (ii) granting rights to a third party in material Intellectual Property owned by the Acquired Companies; or (iii) granting rights to, or restricting the rights of, any Acquired Company in any Intellectual Property that is not owned by an Acquired Company (other than contracts where grants or restrictions of Intellectual Property are incidental to

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performance under the contract and contracts for commercially available, off-the-shelf, click-wrap or shrink wrap software).
(c)    Databases; Personally Identifiable Information. The Acquired Companies have taken all reasonable steps to protect all trade secrets and confidential information of the Acquired Companies. Schedule 3.12(c)(i) describes in reasonable detail all databases of Subject Property Owner Personally Identifiable Information owned or used by the Acquired Companies in connection with the operation of or otherwise relating to the Business (the “Databases”), and the nature and quantity of data contained therein. Except as set forth in Schedule 3.12(c)(ii), with respect to data collection, use, privacy, protection, and security, each of the Acquired Companies have complied in all material respects with all applicable Laws, leading industry standards and the Acquired Companies’ internal or customer-facing policies, respectively. To the Knowledge of the Seller, in the last three (3) years, no Acquired Company has experienced an incident in which or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been stolen or improperly accessed, including any breach of security and no Acquired Company has received any written notices or complaints from any Person with respect thereto. Following the Closing, the Databases will have at least the same functionality as exists immediately prior to the Closing. None of the Acquired Companies have sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person, other than Seller and its Affiliates, any information contained in any of the Databases, including any Personally Identifiable Information. The consummation of the Purchase Transaction and continued Business of the Acquired Companies as conducted by the Acquired Companies immediately prior to the Closing will not violate any privacy policy or Law applicable to any Personally Identifiable Information contained in the Databases at the time such Personally Identifiable Information was collected. For purposes hereof, “Personally Identifiable Information” means information that can be used to identify or contact a Person, including but not limited to, their first and last name, physical address, e-mail address and telephone number.
3.13    Employees. Schedule 3.13-A lists the name and address of each officer and employee of an Acquired Company as of the date hereof together with their date of hire, current job title or relationship to such Acquired Company. Seller has provided Purchaser with an electronic file containing the annual salary or hourly wage paid by the Acquired Companies to each such person as of the date hereof (and the date and amount of their last increase in salary or wages) and the amount of bonus or other form of deferred or incentive compensation, or equity interest, if any, paid, provided or awarded to such person during the most recently completed fiscal year of the Acquired Companies. The Acquired Companies are in compliance in all material respects with all applicable Laws respecting terms and conditions of employment, including applicant and employee recruiting, screening and background checking, immigration Laws, discrimination Laws, retaliation Laws, whistleblower Laws, labor Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, classification of workers as exempt or non-exempt under wage and hour laws, payment of wages and provision of meal breaks and required time off under wage and hour Laws, and occupational safety and health Laws. Schedule 3.13-B sets forth a description of each independent contractor relationship under which the Acquired Companies pay consideration in excess of $100,000

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per year, including the name and business address of each such independent contractor, together with their date of engagement, nature of services provided by them to the Acquired Companies. Seller has provided Purchaser with an electronic file containing the periodic compensation payable to such persons by the Acquired Companies (or if such compensation is not payable in respect of any period of time, the aggregate compensation actually paid to them by the Acquired Companies during the most recently completed fiscal year of the Acquired Companies and during the current fiscal year through the Latest Balance Sheet Date). There are no material Proceedings pending or, to the Knowledge of Seller, threatened, involving an Acquired Company, on the one hand, and any or all of its current or former employees, applicants or independent contractors, on the other hand. There are no material claims pending (or, to the Knowledge of Seller, threatened) against any Acquired Company under any workers’ compensation or long-term disability plan or policy. No Acquired Company is party to any collective bargaining agreement or other labor union contract nor, to the Knowledge of Seller, are there now, or have there been in the twelve (12) month period prior to the date hereof, any activities or proceedings of any labor union to organize any employees of the Acquired Companies. Neither the Business nor any Acquired Company is, or has ever been, subject to any labor strike, work slowdown or stoppage, lockout or similar action by its employees. The Acquired Companies have provided or paid all employees with all wages, benefits, relocation benefits, stock options, bonuses, commissions and incentives and all other compensation that became due and payable through the date of this Agreement, and provided them with all paid and unpaid breaks or other time off required by Law.
3.14    Employee Benefits.
(a)    Seller is the sponsor and maintains all Employee Benefit Plans in which the employees of any Acquired Company participate, except those Employee Benefit Plans indicated on Schedule 3.14 (a) to be sponsored or maintained by the Acquired Companies (the “Acquired Plans”). Schedule 3.14(a) contains an accurate and complete list of all Employee Benefit Plans (i) in which Acquired Company employees participate, (ii) contributed to by any Acquired Company or to which any Acquired Company is obligated to contribute or (iii) with respect to which any Acquired Company has any liability or potential liability (whether direct or indirect, including all Employee Benefit Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), (c) and (m) of the Code, of which any Acquired Company is a member (each, an “ERISA Affiliate”) to the extent such Acquired Company has any liability or potential liability with respect to such Employee Benefit Plans). The Employee Benefit Plans disclosed or required to be disclosed in Schedule 3.14(a) are referred to collectively herein as the “Company Employee Benefit Plans.”
(b)    There are no plans or agreements that would prevent any Acquired Company from withdrawing from any “employee pension benefit plan” (within the meaning set forth in ERISA Section 3(2)) that is contributed to by an Acquired Company without any further obligation or liability. Except for the continuation coverage requirements of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law, no Acquired Company has obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any Company Employee Benefit Plan, whether or not terminated, that provides health, life insurance, accident or other

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“welfare-type” benefits to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents, or other beneficiaries. Neither any Acquired Company nor any ERISA Affiliate thereof contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any (i) defined benefit pension plan (as defined in Section 3(35) of ERISA), (ii) plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iii) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or (iv) multiple employer plan described in Section 413(c) of the Code.
(c)    Each Company Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.
(d)    Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has either received a favorable determination or opinion letter from the IRS as to the qualification under the Code of such Company Employee Benefit Plan and the tax-exempt status of such related trust, or the applicable remedial amendment period for seeking such a determination has not expired. Seller has provided Purchaser with copies of such current determinations or opinions (and any pending requests for rulings, determinations or opinions).
(e)    With respect to each Company Employee Benefit Plan, Seller has provided Purchaser with true, complete and correct copies, of the most recent summary plan description (and any summaries of material modifications thereto) or summary of benefits.
(f)    Other than as set forth in Schedule 3.14(f), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) materially increase the compensation or benefits payable under any Company Employee Benefit Plan, (ii) result in any acceleration of the time of payment or vesting of any material compensation or benefits payable under any Company Employee Benefit Plan or otherwise accelerate or increase any liability of the Acquired Companies under any Company Employee Benefit Plan, or (iii) create any limitation or restriction on the right of the Acquired Companies or their ERISA Affiliates to merge, amend or terminate any Company Employee Benefit Plan, except in any such case where such compensation or benefit will be paid by Seller.
3.15    Legal Compliance; Permits.
(a)    Generally. The Acquired Companies are, and have been at all times since January 1, 2015, in compliance in all material respects with all applicable Laws and Orders that affect the Business, the Properties or Assets (including zoning, building code or subdivision ordinances and occupational health and safety Laws) and, to the Knowledge of Seller, the REO Properties and the Subject Property. No Proceeding or Order has been filed, commenced or, to the Knowledge of Seller, threatened against any Acquired Company alleging any such violation. The Acquired Companies have timely filed all material reports, data and other information required to be filed with governmental authorities under applicable Laws.

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(b)    Permits. Schedule 3.15(b) sets forth a complete and correct list of each material Business Permit, including the identity of the governmental authority issuing the Business Permit and the expiration date, if any, thereof. The Acquired Companies possess all material Business Permits and all such material Business Permits are valid, in full force and effect and will continue to be in full force and effect immediately after the Closing; provided that all consents required to assign, transfer or issue the Business Permits to Purchaser are obtained prior to Closing and the parties have complied with Sections 2.6(b)(x), 2.6(c)(vi) and 6.5(y). The Acquired Companies are in material compliance with the terms and conditions of all material Business Permits and there has been no material violation by any Acquired Company (or event that with the passage of time, the giving of notice or both would constitute a material violation) of any such material Business Permit that has not been cured or waived. No Acquired Company has received any notice of non-compliance, revocation or termination of any material Business Permit or notice of any allegation, dispute or other event that would reasonably be expected to adversely affect the rights of the Acquired Companies under any such Business Permit.
(c)    Environmental, Health and Safety. Except as set forth in Schedule 3.15(c), the Acquired Companies are in compliance in all material respects with all applicable environmental, health and safety Laws that affect the Properties or Assets and no Proceeding has been filed, commenced nor, to the Knowledge of Seller, threatened against any Acquired Company alleging any such violation. None of the Acquired Companies has ever been charged with (or, to the Knowledge of Seller, has been or is now under investigation with respect to) any possible violation of any environmental, health or safety Law. No Acquired Company has received any notice from any Person (including any governmental authority or the current or prior owner or operator of any Properties or Assets of an Acquired Company) with respect to (i) any violation or failure to comply with any environmental, health or safety Law, (ii) any obligation for any Acquired Company to undertake or bear the cost of any environmental remediation or (iii) any harm to the environment at any property owned or leased by an Acquired Company or otherwise used by an Acquired Company in connection with the Business, including off-site disposal sites. No Acquired Company has received any notice with respect to the foregoing with respect to any REO Property owned by the Acquired Companies. The Acquired Companies do not have any environmental liabilities with respect to the Properties or Assets and none of the Properties or Assets are subject to any lien arising under or pursuant to any environmental, health or safety Laws. Neither this Agreement, nor the consummation of the transaction contemplated hereby, will result in any material obligations for site investigation, cleanup or notification to, or consent of any governmental agency or third party pursuant to any environmental, health or safety Laws.
3.16    Litigation. Except as set forth on Schedule 3.16, there is, and for the past three years has been, no Proceeding pending against any Acquired Company, or, to the Knowledge of the Seller, threatened against any Acquired Company or, except for ordinary course litigation, to the Knowledge of the Seller, affecting any of the material assets or Business of any Acquired Company.  No Acquired Company is subject, or for the past three years has been subject, to any Order, nor is it, or in the past three years has been, a party or, to the Knowledge of the Seller, threatened to be made a party to any such Order.  No Acquired Company has received any written notice or other written communication

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from any governmental entity regarding any actual or potential violation of, or failure to comply with, any term or requirement of any Order or any other applicable Law to which such Acquired Company or its assets or Business is subject.  There is no Proceeding pending or, to the Knowledge of the Seller, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.
3.17    Taxes.
(a)    The Acquired Companies have duly and timely filed (subject to applicable extensions) all Tax Returns that they were required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations in all material respects. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    No Acquired Company has ever been notified in writing by the IRS or any state, local or foreign Taxing Authority that any Tax audit is contemplated or pending or that such Acquired Company is or may be required to file Tax Returns with a Taxing Authority with which such Acquired Company has not previously filed Tax Returns or pay any Taxes of a type that such Acquired Company has not previously paid.
(c)    Each Acquired Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid, owing, distributed or distributable to any employee, independent contractor, creditor, member, or other Person.
(d)    Each Acquired Company is classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a) and none has made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3. Except for employment Taxes and property Taxes, each Acquired Company is classified as a disregarded entity for purposes of all Taxes applicable to such Acquired Company
(e)    Each Acquired Company has fully and timely paid all Taxes with respect to it or to which its assets or properties are subject (whether or not such Taxes have been reflected on any Tax Return). Except for statutory liens for property Taxes not yet due and payable and that have been taken into account in calculating Adjusted Liability Book Value, there are no Security Interests for unpaid Taxes on the assets of any Acquired Company and no claim for unpaid Taxes has ever been made by any Taxing Authority that could give rise to any such Security Interest.
(f)    No Acquired Company has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or by reason of being or ceasing to be a member of any group to which such Treasury Regulation or any such provision applies, or as a transferee or successor, or by contract (except pursuant to a lease, loan agreement or other agreement with a third party to the extent such lease, loan agreement or other agreement was entered into in the ordinary course of business and did not primarily relate to Taxes or have as one of its principal purposes the indemnification, sharing or allocation of Taxes).

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(g)    No Acquired Company is a party to any agreement, contract, arrangement or plan, individually or in the aggregate, that has resulted, or could result, by reason of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), or upon the termination or modification in terms and conditions of employment of any Person, in (i) the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.
(h)    No Acquired Company has distributed securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code.
(i)    No Acquired Company has engaged in any transaction described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction that the IRS has determined to be a Tax avoidance transaction or that the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
(j)    Notwithstanding anything to the contrary in this Section 3.17, no Acquired Company makes any representation as to the amount of any Tax credits or Tax basis that it may have.
(k)    No Acquired Company is subject to any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, and will not be required to include any item of income or gain after the Effective Time as a result of any such closing agreement, any installment sale or open transaction disposition made on or prior to the Effective Time, or any prepaid amount received on or prior to the Effective Time.
(l)    No Tax ruling has been issued by a Taxing Authority to any Acquired Company.
(m)    Except for the REO Property, none of the Acquired Companies directly or indirectly holds any United States real property interest within the meaning of Section 897(c)(1) of the Code.
(n)    None of the Tax Lien Portfolio Entities has ever (i) engaged or been treated as engaging in a United States trade or business within the meaning of Section 864(b) of the Code or (ii) realized (or been treated as realizing) any income which would be unrelated business taxable income within the meaning of Section 512 of the Code with respect to a holder of a membership interest in a Tax Lien Portfolio Entity (determined as though such Tax Lien Portfolio Entity were a partnership within the meaning of Section 761 of the Code and each Acquired Company in which it directly or indirectly holds an interest were disregarded as a separate entity for such purposes),

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other than as a result of holding property that would constitute debt-financed property within the meaning of Section 514(b) of the Code solely as a result of the Securitization.
(o)    The “Notes” (as that term is defined in the offering memorandum dated April 29, 2014 that relates to the Securitization) at all times have been properly characterized as indebtedness for United States federal income tax purposes, and all statements in such offering memorandum under the captions “Summary of Terms – Legal Considerations – Certain U.S. Federal Income Tax Consequences” and “Certain Federal Income Tax Consequences” were true when made and are true as of the date hereof and will be true as of Closing.
3.18    Insurance. Schedule 3.18 lists each insurance policy and self-insurance program maintained by each Acquired Company (excluding Company Employee Benefit Plans) or by Seller (or its Affiliates) under which the Acquired Companies have coverage. All such insurance policies are in full force and effect, and no Acquired Company is in default with respect to its obligations under any of such insurance policies (including with respect to the payment of premiums), and no event has occurred that, with notice or the lapse of time or both, would constitute such a default or permit termination, modification or acceleration under such policy. Neither any Acquired Company nor Seller has received any written notice from or on behalf of any insurance carrier issuing policies relating to or covering any Acquired Company, the Business or their respective Properties or Assets that there has been or will be a cancellation or non-renewal of, or any material premium increase with respect to, any existing policies. There is no material claim by any Acquired Company pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. To the extent that any Acquired Company self-insures any of its properties or risks, such self-insurance protects against such casualties and contingencies and at such levels as are in accordance with reasonable business practices. The insurance maintained by the Acquired Companies is sufficient to comply with all material Laws and Contracts to which the Acquired Companies are subject.
3.19    Related Party Transactions. No Related Party (a) is a party to any Contract with any Acquired Company or that pertains to the Business or (b) has any interest in any material property used in or pertaining to the Business, other than (i) Contracts for employment set forth in Schedule 3.9(b)(iv), (ii) Contracts listed in Schedule 3.19 and (iii) salaries, expense reimbursement and Company Employee Benefit Plans in respect of employment in the ordinary course of business.
3.20    Brokers’ Fees. No Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.21    Necessary Property. The Acquired Companies are the only operations through which the Business is conducted and, when taken together with the services offered by the Seller in connection with discussions regarding the Transition Services Agreement, the assets and the properties, tangible and intangible, currently owned, leased or licensed by the Acquired Companies, constitute all of the assets and properties necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, other than commercially available, off-

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the-shelf, click-wrap or shrink wrap software of which the Acquired Companies previously relied on licenses maintained by the Seller.
3.22    Books and Records. All books, records and accounts of each Acquired Company are accurate and complete in all material respects and are maintained in accordance with all applicable Laws. The minute books of each Acquired Company previously delivered to Purchaser are true, correct and complete and accurately reflect all actions taken by the Acquired Companies.
3.23    Investment Company Act. No Acquired Company is required to be registered as an “investment company” as defined under the Investment Company Act or is an entity “controlled by” an entity required to be registered as an “investment company” as defined under the Investment Company Act.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser that as of the date of this Agreement:
4.1    Organization; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.
4.2    Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which Seller is to be a party, to perform its obligations under this Agreement and such other agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other agreements contemplated hereby to which Seller is to be a party, the performance by Seller of its obligations under this Agreement and such other agreements and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized on behalf of Seller by all necessary corporate action.
4.3    Due Execution; Enforceability. This Agreement and the other agreements contemplated hereby to which Seller is to be a party have been duly and validly executed and delivered by Seller. This Agreement and the other agreements contemplated hereby to which Seller is to be a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.
4.4    Non-contravention. Subject, to compliance with the applicable requirements of the HSR Act, neither the execution and delivery by Seller of this Agreement and the other agreements contemplated hereby to which Seller is to be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which Seller is subject or (b) violate or conflict with in any material respect, result in a material breach of, constitute a

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material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Contract or any Security Interest to which Seller is a party, by which Seller is bound or to which Seller’s assets are subject.
4.5    Governmental Consent. Except as set forth on Schedule 4.5, Seller is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by Seller of this Agreement and the other agreements contemplated hereby to which Seller is to be a party or the consummation by Seller of the transactions contemplated hereby or thereby.
4.6    Litigation. No Order is in effect, and no Proceeding is pending (or, to the knowledge of Seller, threatened) by or before any governmental entity (foreign or domestic), against Seller that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms of this Agreement.
4.7    Title to Securities. Seller (a) is the sole record and beneficial owner of the Purchased Securities, (b) owns such Purchased Securities free and clear of all Security Interests, other than the Security Interests set forth in Schedule 4.7, which Security Interests will be released at or prior to the Closing and (c) has the sole power to vote and dispose of such securities. There are no outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Seller is a party, or that are binding upon Seller, providing for the issuance, disposition or acquisition of any Acquired Company’s equity securities. There are no voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the limited liability company interests or other equity securities of any Acquired Company to which Seller is a party, or that are binding upon Seller, other than as set forth in such Acquired Company’s limited liability company agreement or operating agreement as previously provided to Purchaser.
4.8    Brokers’ Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser, any Acquired Company or any other Person (other than Seller) could become liable or otherwise obligated except for fees owing to Guggenheim Securities, LLC.
4.9    Solvency. Immediately after giving effect to the acquisition of the Purchased Securities and the consummation of the other transactions contemplated by this Agreement, assuming the payment of the Purchase Price by Purchaser as set forth herein and the satisfaction of the conditions to Seller’s obligation to consummate the transactions set forth herein, Seller will be Solvent. For purposes of this Agreement, a Person will be deemed to be “Solvent” so long as, as of any date of determination: (i) such Person will not have incurred Indebtedness beyond its ability to pay that Indebtedness as it matures or becomes due, (ii) the then present fair salable value of the assets of such Person exceeds, as of that date, the amount that will be required to pay all liabilities of such Person and (iii) such Person

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will not have an unreasonably small amount of capital to carry on its business. In completing the transactions contemplated by this Agreement, Seller does not intend to hinder, delay or defraud any present or future creditors of Seller or the Acquired Companies.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller that as of the date of this Agreement:
5.1    Organization; Power and Authority. Each Purchaser is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.
5.2    Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which Purchaser is to be a party, to perform its obligations under this Agreement and such other agreements and to consummate the transactions contemplated by this Agreement. The execution and delivery by Purchaser of this Agreement and the other agreements contemplated hereby to which Purchaser is to be a party, the performance by Purchaser of its obligations under this Agreement and such other agreements and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized on behalf of Purchaser by all corporate action.
5.3    Due Execution; Enforceability. This Agreement and the other agreements contemplated hereby to which Purchaser is to be a party have been duly and validly executed and delivered by Purchaser. This Agreement and the other agreements contemplated hereby to which Purchaser is to be a party constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.
5.4    Non-contravention. Subject, to compliance with the applicable requirements of the HSR Act, neither the execution and delivery by Purchaser of this Agreement and the other agreements contemplated hereby to which Purchaser is to be a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which Purchaser is subject, (b) violate or conflict with any provision of the organizational agreements of Purchaser or (c) violate or conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Contract or any Security Interest to which Purchaser is a party or by which it is bound or to which any of its assets are subject.

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5.5    Governmental Consent. Except in connection with the HSR Act, Purchaser is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by Purchaser of this Agreement and the other agreements contemplated hereby to which Purchaser is to be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.
5.6    Brokers’ Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
5.7    Industry Experience. Purchaser, by reason of its management’s business or financial experience, has the capacity to protect Purchaser’s own interests in connection with the transactions contemplated hereby. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities so that they are capable of evaluating the merits and risks of Purchaser’s purchase of the Purchased Securities and have the capacity to protect Purchaser’s own interests. Purchaser is acquiring the Purchased Securities for its own account, for investment only, and not with a view toward distribution. Purchaser understands that the Purchased Securities have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any state securities Law, and the Purchased Securities are being sold to Purchaser pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement.
5.8    [Intentionally Omitted]
5.9    Solvency. Immediately after giving effect to the acquisition of the Purchased Securities and the consummation of the other transactions contemplated by this Agreement (including the Financings being entered into in connection herewith), assuming (a) the Acquired Companies are Solvent prior to the Effective Time, (b) the satisfaction of the conditions to Purchaser’s obligation to consummate the transactions set forth herein, and (c) the accuracy of the representations and warranties of the Seller set forth herein, Purchaser and the Acquired Companies will be Solvent. In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or the Acquired Companies.
5.10    No Other Representations or Warranties. Except for the representations and warranties set forth in Article 3 and Article 4 (as modified by the Disclosure Schedule hereto) and in any certificates or other agreements to be delivered by Seller in connection with the Closing, the Purchaser hereby acknowledges and agrees that (a) the assets and the business of the Acquired Companies are being transferred on a “where is” and, as to condition, “as is” basis, (b) neither Seller nor any of its Affiliates, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any other express or implied representation or warranty with respect to the Business, including with respect to any information provided or made available to Purchaser or any of its Affiliates, and that Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this

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Agreement, express or implied, and (c) neither Seller nor any of its Affiliates, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Purchaser or any of its Affiliates resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Affiliates, or the use by the Purchaser or any of its Affiliates, of any such information provided or made available to any of them by Seller or any of its Affiliates, representatives or advisors, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Purchaser or any of its Affiliates in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation. Notwithstanding the foregoing, this Section 5.10 will not limit or preclude Purchaser Indemnitees from asserting claims in accordance with Article 10 or limit or preclude any claims with respect to fraud. In addition, each Party acknowledges and agrees that Purchaser shall have the right to rely on all of the representations, warranties and covenants of Seller herein regardless of the matters addressed in this Section.
5.11    Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 5, NONE OF PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PURCHASER. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6
PRE-CLOSING COVENANTS
6.1    Conduct of Business Pending Closing. Between the date of this Agreement and the Closing (except as expressly consented to in writing by Purchaser), Seller shall cause each Acquired Company to, (x) conduct the Business in the ordinary course of business as historically conducted, (y) use all commercially reasonable efforts to maintain and preserve the Business and its organization intact, retain its present officers and employees and maintain and preserve its relationships with its officers and employees, suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with it, and (z) maintain the tangible properties and assets, including those held under leases, in good working order and condition, ordinary wear and tear excepted. Notwithstanding the foregoing, between the date of this Agreement and the Closing (except as expressly consented to in writing by Purchaser), Seller shall cause the each Acquired Company not to:
(a)    change or amend any of the charter documents of any Acquired Company, or authorize or propose the same;

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(b)    issue, deliver or sell or authorize or propose the issuance, delivery or sale of any of its securities (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities relating to such securities) or authorize or propose any change in its equity capitalization or capital structure, and each Acquired Company shall not transfer any interest in any Acquired Company that it owns;
(c)    make any distribution in respect of its equity interests whether now or hereafter outstanding, or split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity interests or purchase, redeem or otherwise acquire or retire for value any of its securities (other than retirement of intercompany debt);
(d)    make or agree to make any capital expenditures in excess of $100,000 individually, or $250,000 in the aggregate for the Acquired Companies taken as a whole;
(e)    except as required to comply with Law and except as set forth on Schedule 6.1(e), (i) take any action with respect to, adopt, enter into, terminate or amend any Employee Benefit Plan or Company Employee Benefit Plan or any collective bargaining agreement (other than with respect to employees of companies other than the Acquired Companies), (ii) other than base salary increases in the ordinary course of business and consistent with past practice, increase the compensation or benefits of, or promise any bonus to, any current or former director, officer, employee or consultant of the Acquired Companies or materially modify their terms of employment or engagement, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation (other than the acceleration of the vesting of any stock of Seller), (iv) pay any bonus or other benefit to its current or former directors, officers or employees (except for monthly bonuses, performance incentives to collections personnel and agents in the ordinary course of business or as required by Company Employee Benefit Plans in effect on the date hereof) or hire any new officers or (except in the ordinary course of business with respect to individuals to be provided with an annual base salary less than $100,000) any new employees, (v) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder (in each case, except as required by Company Employee Benefit Plans in effect on the date hereof), or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
(f)    sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, any of its properties or assets, except for the sale of tax liens or related securities in any one case not exceeding $250,000 in the ordinary course of business consistent with past practice;
(g)    acquire or negotiate for the acquisition of any Person or business or otherwise acquire or agree to acquire any securities or assets that are material, individually or in the

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aggregate, to the Acquired Companies taken as a whole, or negotiate or enter into any letter of intent with respect to the foregoing;
(h)    merge or consolidate or agree to merge or consolidate with or into any other Person;
(i)    amend, accelerate, terminate or cancel any Company Contract (or series of related Company Contracts) involving more than $250,000 annually;
(j)    enter into any other transaction, agreement or arrangement that is not negotiated at arm’s length or with any Related Party;
(k)    commence a Proceeding or settle any Proceeding, other than in connection with routine collection or foreclosure matters in the ordinary course of business;
(l)    make any Tax election other than in the ordinary course of business, change any Tax election, adopt any accounting or Tax accounting method, change any accounting or Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment or consent to any Tax claim or assessment;
(m)    take any action that would require disclosure under Section 3.8; or
(n)    take, or agree (in writing or otherwise) to take, any of the actions described in this Section 6.1.
6.2    Information.
(a)    Between the date of this Agreement and the Closing Date, Seller shall cause each Acquired Company to afford to the authorized representatives of Purchaser access to (i) all of the assets, real property, sites and books and records of each Acquired Company and (ii) such additional financial and operating data and other information relating to the Business and properties of the Acquired Companies as Purchaser may from time to time reasonably request, including access upon reasonable request to the employees, customers, vendors, suppliers and creditors of the Acquired Companies. Seller shall, and shall cause each other Acquired Company to, cooperate with Purchaser and its representatives in the preparation of any documents or other material which may be required in connection with this Agreement.
(b)    Seller and Purchaser acknowledge and agree that the Non-Disclosure Agreement dated as of January 25, 2016 by and between Purchaser and Seller (the “Confidentiality Agreement”) remains in full force and effect and that information provided by Seller or any of Seller’s Affiliates to Purchaser pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, shall terminate effective as of the Closing.

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6.3    Exclusivity. From and after the date hereof until the Closing:
(a)    Seller shall not and shall cause each other Acquired Company not to, and each such foregoing person shall cause its respective representatives and Affiliates not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Purchaser and its representatives, agents and Affiliates) concerning (A) any merger, liquidation, recapitalization, consolidation or other business combination involving any Acquired Company or acquisition of any capital stock or other securities of any Acquired Company, or any material portion of the assets of any Acquired Company, or any combination of the foregoing (excluding the transactions contemplated hereby), or (B) any agreement, arrangement or understanding requiring any Acquired Company or the Seller to abandon, terminate or fail to consummate any of the transactions contemplated hereby (each, an “Alternative Transaction”), (ii) furnish any information concerning the Business (or any portion thereof) or the properties or assets of the Acquired Companies to any Person (other than Purchaser) or (iii) engage in discussions or negotiations with any party (other than Purchaser) concerning any Alternative Transaction. Seller will promptly, and in any event within two (2) Business Days, advise Purchaser if any third party or its agents or representatives makes any Alternative Transaction and will provide Purchaser with notice of receipt of such Alternative Transaction (whether solicited or unsolicited), including disclosing to Purchaser the identity of such third party.
(b)    Seller shall and shall cause each Acquired Company to, and each such foregoing person shall cause its respective representatives and Affiliates to, (i) immediately cease any discussions or negotiations of the nature described in Section 6.3(a) that were pending, (ii) immediately notify any party with which such discussions or negotiations were being held of such termination and (iii) refrain from entering into any Acquisition Transaction.
6.4    [Intentionally Omitted]
6.5    Cause Conditions to be Satisfied; Further Assurances. Seller shall use reasonable best efforts to cause each of the conditions set forth in Section 7.1 to be satisfied at or prior to the Closing; provided that, in seeking to satisfy such conditions, Seller shall not and shall cause each Acquired Company not to, (a) waive or discharge any liabilities or obligations owing to any of the Acquired Companies by any counterparty to any Company Contract, (b) waive any rights of any of the Acquired Companies under any Company Contract, or (c) amend, modify, supplement or otherwise change the terms of any Company Contract; Purchaser shall use reasonable best efforts to cause each of the conditions set forth in Section 7.2 to be satisfied at or prior to the Closing. Each Party shall cooperate in filing all notices and obtaining all consents and approvals required hereunder including, without limitation, those set forth in Schedule 3.4. Without limiting the foregoing, Seller and the Acquired Companies shall cooperate with Purchaser, as requested by Purchaser, in order to secure or obtain the consent to the transfer of, or the issuance or grant of, any Business Permit. Purchaser shall bear any out-of-pocket costs associated with obtaining such waivers, permits, consents, approvals or other authorizations; provided, however, that the filing fees required to be paid in connection with any notification required under the HSR Act shall be paid 50% by Purchaser and 50% by Seller. Without limiting the generality of the foregoing, the Parties shall jointly cooperate in order to file (or cause to be

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filed) as soon as practicable, and in any event within five (5) Business Days after the date hereof, an application with the Texas Office of Consumer Credit Commissioner to request the transfer of the Acquired Companies’ Texas Property Tax Lender Licenses required as a result of the change of control of Propel and PFS contemplated by this Agreement (the “OCCC Transfer”).

ARTICLE 7
CONDITIONS PRECEDENT
7.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties in Article 3 and Article 4 of this Agreement that are qualified by Material Adverse Effect or materiality will be true and correct in all respects and each of the representations and warranties in Article 3 and Article 4 of this Agreement that are not so qualified will be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specific date earlier than the date of this Agreement, in which case such representations and warranties will be so true and correct, or so true and correct in all material respects, as the case may be, as of such specific date); and Purchaser shall have received a certificate signed by an executive officer of Seller, dated as of the Closing, to such effect.
(b)    Compliance with Covenants. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by Seller prior to the Closing; and Purchaser shall have received a certificate signed by an executive officer of Seller to such effect.
(c)    Legality. No Law shall be in effect, and no action, Order or Proceeding shall be instituted or threatened by or before any Governmental Authority, that does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby.
(d)    No Material Adverse Effect. There shall not have been any Material Adverse Effect.
(e)    Other Deliveries. Seller shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 2.3 and Section 2.6(b).
7.2    Conditions Precedent To Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties in Article 5 of this Agreement that are qualified by Material Adverse Effect or

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materiality will be true and correct in all respects and each of the representations and warranties in Article 5 of this Agreement that are not so qualified will be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specific date earlier than the date of this Agreement, in which case such representations and warranties will be so true and correct, or so true and correct in all material respects, as the case may be, as of such specific date); and Seller shall have received a certificate signed by an executive officer of Purchaser, dated as of the Closing, to such effect
(b)    Compliance with Covenants. Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by Purchaser prior to the Closing, and Seller shall have received a certificate signed by an executive officer of Purchaser, dated as of the Closing, to such effect.
(c)    Legality. No Law shall be in effect, and no action, Order or Proceeding shall be instituted or threatened by or before any Governmental Authority, that does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby.
(d)    Other Deliveries. Purchaser shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 2.6(c).
ARTICLE 8
POST CLOSING COVENANTS
8.1    Further Assurances; Scura Paley Carried Interest. After the Closing, and without further consideration, Seller covenants and agrees that it will execute and deliver to Purchaser such further instruments of transfer and assignment as Purchaser may reasonably request (at Purchaser’s sole cost and expense) in order to more effectively convey and transfer the Purchased Securities to Purchaser (or its permitted assignee). Each Party covenants and agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby. Purchaser further agrees to provide monthly reporting to Seller containing sufficient information for Seller to calculate the Carried Interest under the Engagement Letter between Encore Capital Group, Inc. and Scura Paley Securities LLC dated August 30, 2012, in a manner consistent with the Acquired Companies’ past practice.
8.2    Confidential Information.
(a)    Definition. “Transaction Information” means (i) the terms and conditions of this Agreement (including the consideration to be paid hereunder) and the other transactions contemplated by this Agreement, and (ii) the course of dealing between the Parties hereunder (including any dispute between the Parties). “Confidential Information” means information relating to the Acquired Companies or the Business, including any trade secrets, know-how, technical data or proprietary information of any Acquired Company, including information relating to products,

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properties, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, other original works of authorship, marketing and sales plans, business plans, proprietary lending strategies, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the skills and compensation of the employees and contractors of any Acquired Company and other non-public business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether oral or in written, electronic or other form, in all stages of research and development, and whether now existing, or previously developed or created. “Transaction Information” and “Confidential Information” each do not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach of this Section 8.2, or other legal or fiduciary obligation of confidentiality owing to Seller, Purchaser or any Acquired Company, by any Person that is subject to this Section 8.2.
(b)    Covenant. Seller and Purchaser covenant and agree that they will (and that they will cause each of their respective Affiliates, employees, agents and representatives to) maintain the confidentiality of the Transaction Information, provided that Seller may file such information about the terms and conditions of this Agreement, including a copy of this Agreement, with the U.S. Securities Exchange Commission, to the extent its legal counsel advises that it is required by applicable Law to do so. Seller covenants and agrees that it will (and that it will cause each of its Affiliates, employees, agents and representatives to), at all times after the Effective Time, maintain the confidentiality of the Confidential Information, using procedures no less rigorous than those used to protect and preserve the confidentiality of its own proprietary information and not, directly or indirectly: (i) use, disclose or permit any other Person to have access to any Confidential Information, (ii) sell, license or otherwise exploit any products or services that embody, in whole or in part, any Confidential Information or (iii) take any other action with respect to the Confidential Information that is inconsistent with the confidential and proprietary nature thereof.
(c)    Compulsory Disclosure. If any Person that is subject to this Section 8.2 is requested or required to disclose any Confidential Information pursuant to a subpoena, court order or other similar process, such Person must, if practicable, provide notice to Purchaser of such request or requirement so that Purchaser may seek an appropriate protective order. In the event that no such protective order is issued and such Person is, in the opinion of its counsel, compelled to disclose such Confidential Information, such Person may disclose such Confidential Information in accordance with and for the limited purpose of compliance with such subpoena, court order or process, without liability under this Section 8.2.
8.3    Employee Matters.
(a)    Unless involuntarily terminated pursuant to Section 8.3(b), during the period commencing on the Closing Date and ending on the 6-month anniversary of the Closing Date (the “Continuation Period”), Purchaser shall provide, or cause Acquired Companies to provide each individual who is an employee of any of the Acquired Companies immediately prior to the Closing Date (each, a “Company Employee”) with (i) compensation (including base wages or salary, as

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applicable, and bonus opportunities but excluding transaction, change of control and retention bonuses and any equity compensation (if any)) and employee benefits that, in the aggregate, are substantially comparable to the compensation and employee benefits provided to such Company Employee prior to the Closing Date and (ii) employment at the same location (including remotely) or at a location within fifty (50) commuting miles from the location at which such Company Employee is principally employed immediately prior to the Closing Date. Seller and its Affiliates shall release or cause to be released Jack Nelson and each of the Company Employees who continues to be employed by PFS or PFS Purchase Holdings LLC (a company wholly owned by Jack Nelson as of the Closing Date) or their respective subsidiaries from any restrictive covenants to which Jack Nelson or such employee is bound, directly or indirectly, other than any non-solicit or non-hire of employees of Encore or its Affiliates (other than Acquired Companies) or confidentiality restriction related to the information of Encore or its Affiliates (other than Acquired Companies). Upon request of Purchaser, Seller will provide any such Company Employee with written confirmation of the foregoing.
(b)    The Purchaser or one of its Affiliates may terminate the employment of a Company Employee after the Closing Date with or without Cause (as defined in Exhibit F). If a Company Employee is terminated after the Closing Date and prior to the expiration of the Continuation Period without Cause, Purchaser shall provide such Company Employee with severance pay as set forth on Exhibit F. A Company Employee shall not be entitled to the severance set forth in Exhibit F if the Company Employee resigns or is terminated for Cause during the Continuation Period. Seller shall be liable for and shall indemnify and hold harmless Purchaser and its Affiliates with respect to any severance obligations arising solely as a result of the consummation of the transactions contemplated by this Agreement and without any action of Purchaser or its Affiliates.
(c)    Purchaser shall (or shall cause its applicable employing Affiliate to) give such Company Employee full credit for purposes of eligibility to participate, vesting and level of benefits under each employee benefit plan, policy or arrangement maintained for the benefit of the Company Employees after the Closing Date by Purchaser or its Affiliates (each, a “Purchaser Plan”) for such Company Employee’s service prior to the Closing Date, to the same extent such service is recognized by Seller immediately prior to the Closing (other than as would result in a duplication of benefits or for benefit accrual under any defined benefit pension plan). With respect to each Purchaser Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), including, without limitation, any health insurance, dental insurance, vision insurance, life insurance, short-term disability or long-term disability plan, Purchaser or its Affiliates shall, except to the extent not permitted by the insurers of the relevant welfare benefit plans of Purchaser or its Affiliates despite the commercially reasonable efforts of Purchaser, (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions, actively-at-work requirements, evidence of insurability and required physical examinations with respect to the Company Employees and their eligible dependents and (ii) take into account and give credit for, in the year in which the Closing Date occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, all claims incurred and amounts paid by, and amounts reimbursed to, Company Employees and their

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eligible dependents under similar plans maintained by Seller in which such Company Employees and their eligible dependents participated immediately prior to the Closing Date.
(d)    In respect of each Company Employee, following the Closing, Purchaser and its Affiliates shall have, or cause Purchaser Plans to have, the liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for, short-term disability benefits and long-term disability benefits (and any medical, dental and health benefits or claims incurred) for such Company Employee with respect to benefits accrued or claims incurred on or after the Closing Date. For purposes of this Section 8.3(d) a claim is deemed to have been incurred when services for the claim first occurred or a course of treatment has begun.
(e)    Purchaser shall honor the paid time off of each Company Employee that is accrued but unused under the policies of the Acquired Companies at the Closing Date.
(f)    In the event that a Company Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over such Company Employee's vested account balance in any 401(k) plan of Seller in which the Company Employee participates to a tax-qualified defined contribution plan sponsored by Purchaser or any of its Affiliates, Purchaser agrees to cause such tax-qualified defined contribution plan to accept such rollover to the extent permitted by applicable Law. The parties hereto shall use commercially reasonable efforts to effect the rollover of such account balances.
(g)    Purchaser will be responsible for all liabilities relating to or arising out of or in connection with a Company Employee’s employment with Purchaser or its Affiliates on or after the Closing Date, including any liabilities arising under any Acquired Plans on or after the Closing Date. Purchaser and its Affiliates will not assume, and Seller shall retain, any Employee Benefit Plans sponsored, maintained or contributed to by Seller and all liabilities associated with such plans and all liabilities arising with respect to any Acquired Plans prior to the Closing Date other than (i) severance obligations described in Section 8.3(b) and (ii) any 401(k) plan rollovers accepted by Purchaser pursuant to Section 8.3(f).
(h)    Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (“WARN”) and any other similar domestic or foreign applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar event affecting employees and occurring after the Closing. Purchaser shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under WARN or other similar domestic or foreign applicable law arising from the actions (or inactions) of Purchaser or its Affiliates after the Closing. Nothing expressed or implied in this Section 8.3 shall confer upon any of the Company Employees, as third party beneficiaries or otherwise, any additional rights or remedies, including any additional right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the

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meaning of Section 3(3) of ERISA or otherwise) of Seller, the Acquired Companies or Purchaser (or any of their respective Affiliates), and no person participating in any such employee benefit plan maintained by either Seller, the Acquired Companies or Purchaser (or any of their respective Affiliates) shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.
(i)    Seller shall bear the cost of any change of control or retention bonuses or accelerated share vesting put in place by Seller or the Acquired Companies prior to the Closing, that are not included in the definition of Adjusted Liability Book Value.
8.4     Non-Competition and Non-Solicitation. As further consideration for the purchase and sale of the Purchased Securities and the other transactions contemplated hereby:
(a)    Seller agrees with Purchaser that during the period of two (2) years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for Seller or on behalf of or in conjunction with any other Person, engage in the United States as an owner, lender, contractor, agent or otherwise, in any business, or in developing, selling, manufacturing, distributing or marketing any product or service, that competes directly or indirectly, or is reasonably likely to compete directly or indirectly, with the Business; and
(b)    Seller covenants and agrees with Purchaser that, except as set forth in Schedule 8.4(b), Seller shall not, and shall cause its Affiliates not to, during the period of two (2) years following the Closing Date, directly or indirectly, for such Seller or on behalf of or in conjunction with any other Person (A) employ or hire any Restricted Person or (B) solicit or communicate with any Restricted Person for the purpose or with the intent of encouraging or enticing, or in a manner reasonably likely to encourage or entice, such Restricted Person to resign employment with an Acquired Company or otherwise cease doing business with an Acquired Company and/or the Purchaser or its Affiliates; provided that this Section 8.4(b) shall not at any time prohibit (x) Seller from soliciting or hiring any Restricted Persons whose employment or other service providing relationship with an Acquired Company and/or Purchaser or its Affiliates has been terminated by Purchaser or its Affiliates or (y) Seller from soliciting or hiring any Restricted Person who has resigned from any of the Acquired Companies, without any encouragement from Seller or any of its Affiliates or with the purpose of avoiding the application of this provision, at least six (6) months prior to the commencement of such solicitation or hiring or (z) the placement of advertisements in publications of general circulation not directed at any Restricted Person. “Restricted Person” means any Person who is, at that time, or who has been, within twelve (12) months prior to that time, within the United States, an employee, contractor, subcontractor, consultant or sales representative of any Acquired Company.

ARTICLE 9
TERMINATION

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9.1    Termination. This Agreement may be terminated at any time prior to the Closing solely:
(a)    by mutual written consent of Purchaser and Seller;
(b)    by either Purchaser or Seller if the Closing shall not have occurred by May 31, 2016 (the “Termination Date”);
(c)    by either Purchaser or Seller, if any Governmental Authority shall have issued a final, non-appealable Order, or there shall exist any Law, in each case that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated hereby;
(d)    by Purchaser (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a material breach of, or material inaccuracy in, any representation, warranty, covenant or agreement of Seller set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within ten (10) Business Days after the receipt of written notice thereof);
(e)    by Seller (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a material breach of, or material inaccuracy in, any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within ten (10) Business Days after the receipt of written notice thereof); or
(f)    by Purchaser if there has been an event, change or occurrence that has or could reasonably be expected to have a Material Adverse Effect.
9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (or any of its Affiliates or representatives) shall have any liability or obligation hereunder, except (i) the provisions of Article 1 (definitions), Article 12 (Miscellaneous) and Sections 6.2(b) (continued effect of Confidentiality Agreement) and 9.2 (Effect of Termination) shall survive any such termination and (ii) nothing herein shall relieve any Party from liability for fraud, intentional misrepresentation or breach of this Agreement prior to such termination.
ARTICLE 10
INDEMNIFICATION

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10.1    Survival.
(a)    Representations and Warranties. The representations and warranties of Seller and Purchaser set forth in this Agreement, and in any certificate or instrument delivered at the Closing, shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter until the 18 month anniversary of the Closing Date, except that (i) the representations and warranties set forth Section 3.17 (Taxes) will survive until thirty (30) days after the expiration of the statute of limitations applicable thereto and (ii) the representations and warranties set forth in Section 3.1 (Organization), Section 3.6 (Capitalization), Section 3.20 (Brokers’ Fees), Section 4.1 (Organization; Power and Authority), Section 4.2 (Authorization of Transaction), Section 4.3 (Due Execution; Enforceability), Section 4.7 (Title to Securities) and Section 4.8 (Brokers’ Fees) (collectively, the “Fundamental Representations”) will survive indefinitely. No claim for indemnification pursuant to Section 10.2 or Section 10.3 based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires, except to the extent that such claim is based on fraud in which case it may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. A claim for indemnification pursuant to Section 10.2 or Section 10.3 based on the breach of a representation or warranty that is asserted prior to the date on which such representation or warranty expires may be maintained until such claim is finally resolved in accordance with this Article 10.
(b)    Covenants. All covenants and agreements made by the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter pursuant to their respective terms.
10.2    Indemnification by Seller. Subject to the limitations set forth in Section 10.5, from and after the Effective Time, Seller shall be obligated to indemnify, defend and hold harmless Purchaser and its Affiliates (including the Acquired Companies) and their respective directors, managers, officers, employees and agents (collectively, the “Purchaser Indemnitees”) from and against, and shall reimburse Purchaser Indemnitees for, any costs or expenses (including reasonable attorneys’ fees and expenses but excluding any allocated costs of internal counsel), judgments, fines, claims, settlements (whether monetary, equitable, declaratory and/or injunctive), damages, liabilities and assessments (collectively, “Losses”) that are imposed on or incurred by any Purchaser Indemnitee, PFS Purchase Holdings LLC or the Business that results from or arises out of, any one or more of the following:
(a)    any breach or inaccuracy of any representation or warranty contained in Article 3 or in any certificate or instrument delivered at the Closing by or on behalf of Seller;
(b)    any breach or inaccuracy of any representation or warranty contained in Article 4 or in any certificate or instrument delivered at the Closing by or on behalf of Seller;
(c)    any breach or non-performance by Seller of any covenant, agreement or undertaking contained in this Agreement;
(d)    the David Billings and Tressa Billings v. Propel Financial Services, LLC and the Blanca Torres v. Propel Financial Services, LLC Proceedings (the “Special Matters”);

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(e)    the OCCC Examination Report of Propel Financial Services, LLC, dated August 28, 2013; and
(f)    the matters set forth on items 3 and 4 of Schedule 3.7(f).
10.3    Indemnification by Purchaser. From and after the Effective Time, Purchaser shall be obligated to indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnitees”) from and against, and shall reimburse Seller Indemnitees for, any Losses that are imposed on or incurred by any Seller Indemnitee that results from or arises out of any one or more of the following:
(a)    any breach or inaccuracy of any representation or warranty contained in Article 5 or in any certificate or instrument delivered at the Closing by or on behalf of Purchaser;
(b)    any breach or non-performance by Purchaser of any covenant, agreement or undertaking contained in this Agreement.; and
(c)    any matter arising out of the operation of the Business after the Effective Time but only to the extent (i) that it would have resulted in a Loss to Seller if it were still in its capacity as a member of Propel or (ii) it arises out of the use of the OCCC Licenses (as defined in the Interim Operating Agreement) pursuant to the terms of the Interim Operating Agreement.
10.4    Matters Involving Third Parties.
(a)    Notice. If any third party (including any Taxing Authority) shall make or assert a claim against any party entitled to indemnification hereunder (the “Indemnified Party”) with respect to any matter that may give rise to a claim for indemnification against a party required to provide indemnification under this Article 10 (the “Indemnifying Party”), then the Indemnified Party shall notify each Indemnifying Party thereof promptly, which notice shall specify in reasonable detail and in good faith the nature of the claim being made and a good faith estimate of the aggregate dollar amount of the Losses reasonably expected to be incurred; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is damaged or prejudiced thereby.
(b)    Defense and Settlement of Claims. With respect to third party actions, the Indemnifying Party may, by giving written notice to the Indemnified Party, assume the defense thereof, and the Indemnified Party shall cooperate in the defense thereof provided, however, that the (i) defense of such claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party and pursuant to an opinion of legal counsel to the Indemnified Party, potentially creates a conflict of interest; (ii) claim seeks (and continues to seek) only monetary damages; (iii)  claim does not include criminal charges and (iv) Indemnifying Party expressly agrees in writing to be responsible for all Losses relating to such claim, subject to the limitation set forth in this Article 10 (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). In such case, (i) the Indemnifying Party will defend the Indemnified Party against such matter with

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counsel of its choice (after consultation with the Indemnified Party) and (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense to participate in such defense (except that the Indemnifying Party will be responsible for the fees and expenses of any separate counsel to the Indemnified Party incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). In the event that the Indemnifying Party does not assume control of the defense of a claim pursuant to the terms of this Section 10.4(b), the Indemnified Party may continue to defend such claim and the Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in such defense. If the Indemnifying Party has assumed the defense of a claim as provided in this Section 10.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable, subject to the limitations set forth in this Article 10, for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party, if it has assumed the defense of any claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such claim or (ii) grants any injunctive or equitable relief. If the Indemnifying Party has not assumed the defense of a claim as provided in this Agreement, the Indemnified Party may settle such claim or consent to the entry of a judgment arising from such claim, subject to the same limitations with respect to treatment of the Indemnifying Party set forth in the previous sentence if the Indemnifying Party is also a party to such claim. If the Indemnifying Party could not assume the defense of such claim (or continue the defense of such claim) because any of the Litigation Conditions (other than the Litigation Condition set forth in clause (iv) thereof) were not met (or ceased to be met), the Indemnified Party may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the settlement of, or the entry of any judgment arising from, any such claim that would give rise to indemnifiable Losses. In the case of any third party action by a Taxing Authority, an Indemnifying Party that is defending such action shall (A) provide the Indemnified Party with all material information requested by such party relating to the defense of such claim, (B) confer with the Indemnified Party as to the most cost-effective manner in which to defend such claim and (C) not consent to the entry of any judgment or enter into any settlement with respect to such action without the written consent of the Indemnified Party (not to be withheld unreasonably withheld, conditioned or delayed).
10.5    Limitations on Liability.
(a)    Basket.
(i)    The Purchaser Indemnitees shall not be entitled to indemnification under Section 10.2(a) or Section 10.2(b) unless the aggregate amount of all Losses for which indemnification under Section 10.2(a) and Section 10.2(b) is sought by the Purchaser Indemnitees, collectively, exceeds $500,000 (Five

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Hundred Thousand Dollars) (the “Threshold Amount”), at which time the Purchaser Indemnitees shall be entitled to indemnification for such Losses to the extent they exceed the Threshold Amount; provided, however, that the limitation set forth in this Section 10.5(a)(i) shall not be applicable to the Special Matters, breaches of Fundamental Representations or any Losses resulting from fraud.
(ii)    The Seller Indemnitees shall not be entitled to indemnification under Section 10.3(a) unless the aggregate amount of all Losses for which indemnification under Section 10.3(a) is sought by Seller Indemnitees, collectively, exceeds the Threshold Amount, at which time Seller Indemnitees shall be entitled to indemnification for such Losses to the extent they exceed by the Threshold Amount; provided, however, that the limitation set forth in this Section 10.5(a)(ii) shall not be applicable to any Losses resulting from fraud.
(b)    Cap. The aggregate liability of Seller to the Purchaser Indemnitees pursuant to Section 10.2(a) shall not exceed $25 million and the aggregate liability of Purchaser to Seller Indemnitees pursuant to Section 10.3(a) shall not exceed $25 million; provided, however, that the limitations set forth in this Section 10.5(b) shall not be applicable to the Special Matters, breaches of Fundamental Representations or any Losses resulting from fraud.
(c)    Disclaimer of Certain Damages. Each Party waives any rights to assert or receive any indirect, remote or speculative damages or punitive damages suffered or incurred by such Party as a result of the breach by another Party of any of its representations, warranties or obligations hereunder. For purposes of the foregoing, actual damages may, however, include indirect, remote or speculative damages or punitive damages to the extent that (a) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party that is not an Indemnified Party or an Affiliate of any Indemnified Party and (b) such damages are required to be paid by an Indemnified Party to a third party.
(d)    No Double Recovery. No Purchaser Indemnitee shall have any right to assert any claims with respect to any Loss, cause of action or other claim to the extent such Loss was taken into account in the calculation to reduce the final Purchase Price as determined pursuant to Section 2.4 (including all liabilities included in the Adjusted Liability Book Value as finally determined pursuant to Section 2.4).
(e)    Knowledge of Purchaser. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be liable under this Article 10 or otherwise to the extent, and only to the extent, any Losses result from or arise out of any breach or inaccuracy of any representation or warranty contained in Article 3 or Article 4 or in the certificate delivered pursuant to Section 2.6(iv) due to an event or circumstance of which a Purchaser Knowledge Party had actual knowledge at or prior to the date of this Agreement; provided, that on or prior to the date of this Agreement, Seller made due inquiry of Jack Nelson regarding the accuracy of the representations and warranties of Seller set forth in this Agreement and none of the Seller or any of its Affiliates (other than the Acquired Companies), or their respective officers, directors, members or employees

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had actual knowledge on or prior to the date of this Agreement with respect to such event or circumstance. As used herein, “Purchaser Knowledge Party” means the individuals listed on Schedule 10.5(e).
10.6    Procedures for Assertion of Claims.
(a)    Claim Certificate. In connection with any claim (including any Tax claim) for reimbursement of Losses subject to indemnification under this Article 10, including any Losses attributable to matters subject to Section 10.4 that are not paid by an Indemnifying Party directly to third parties, the Indemnified Party shall prepare, and deliver to the Indemnifying Party, a certificate (a “Claim Certificate”): (i) stating that the Indemnified Party has paid or sustained Losses subject to indemnification pursuant to this Article 10 and (ii) specifying in reasonable detail the Loss included in the amount so stated.
(b)    Resolution of Claims. As soon as practicable following the delivery of a Claim Certificate, the Indemnified Party and the Indemnifying Party shall attempt to agree upon the rights of the respective parties with respect to each claim set forth therein. If the Indemnified Party and the Indemnifying Party should so agree, a written memorandum setting forth such agreement shall be prepared and signed by the Indemnified Party and the Indemnifying Party. Such memorandum and the agreements contained therein shall be final and binding on the Indemnified Party and the Indemnifying Party and all other Persons having any interest therein.
(c)    Failure to Resolve Objections. If the Indemnified Party and the Indemnifying Party cannot agree upon the rights of the respective parties with respect to each of the claims in a Claim Certificate within thirty (30) days after delivery of the Claim Certificate (as such period may be extended only by mutual written agreement of the Indemnified Party and the Indemnifying Party, the Indemnified Party may pursue any and all legal remedies that may be available to it.
(d)    Entitlement to Indemnity. The Indemnified Party shall be entitled to receive payment for all amounts that the Indemnifying Party (i) has agreed in writing to pay pursuant to Section 10.6(b) or (ii) has been found liable to pay pursuant to a final order of a court of competent jurisdiction.
(e)    Payment of Claims. The Indemnifying Party shall pay all amounts to which the Indemnified Party is entitled pursuant to Section 10.6(d) promptly upon demand of the Indemnified Party by certified check or wire transfer of immediately available funds, as the Indemnified Party may specify.
10.7    Contribution. From and after the Closing, Seller shall not seek to be indemnified by or contribution from any Acquired Company for any payments by Seller to any Purchaser Indemnitee required hereunder.
10.8    Exclusive Remedy. Except for claims for specific performance of the terms of this Agreement or claims based upon fraud, the indemnification provisions set forth in this Article 10

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will be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims from and after the Effective Time relating to the subject matter of this Agreement.
10.9    Special Matters Indemnity. Notwithstanding anything to the contrary in this Article 10, this Section 10.9 shall govern all obligations of the Parties hereto relating to the Special Matters. Seller shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against, and shall reimburse Purchaser Indemnitees for, any Losses incurred by the Purchaser Indemnitees relating to the Special Matters. Seller shall not be liable to indemnify Purchaser for any Losses relating to any change in business practices or disclosures or otherwise relating to origination of Tax Lien Transfers after the Closing Date as a result of any settlement of or any ruling related to the Special Matters. Seller shall control the defense of the Special Matters and Purchaser shall cooperate in the defense thereof. Purchaser may retain separate counsel with respect to the Special Matters but Seller shall have no obligation to pay any amounts incurred by Purchaser with respect to such separate counsel. Seller shall have the right to settle the Special Matters with the written consent of Purchaser (not to be unreasonably withheld). Except as expressly provided herein in the event there has been a Settlement Refusal (as defined below), Purchaser shall not have any right to settle the Special Matters unless it agrees to forego any indemnification right it has under this Section 10.9. If Purchaser unreasonably withholds its consent to a settlement offer that Seller has agreed to accept (a “Settlement Refusal”), thereafter the indemnification liability of Seller shall be capped at the amount it would have paid had such offer been accepted (the “Refused Settlement Indemnification Amount”). Following a Settlement Refusal, Purchaser shall assume full defense of the Special Matters at its own expense, and the cost of retaining legal counsel for such defense after the date of the Settlement Refusal (“Excluded Counsel Fees”) shall not be an indemnifiable Loss under this Agreement. In the event the Special Matters are finally resolved by the Purchaser following a Settlement Refusal, and the indemnifiable Losses of Purchaser arising therefrom are in excess of the Refused Settlement Indemnification Amount, the Refused Settlement Indemnification Amount shall be payable by Seller to Purchaser in full satisfaction of its indemnification obligations hereunder with respect to the Special Matters. In the event the Special Matters are finally resolved by the Purchaser following a Settlement Refusal, and the indemnifiable Losses to Purchaser arising therefrom are equal to or less than the Refused Settlement Indemnification Amount, then Seller shall pay to Purchaser, in full satisfaction of its indemnification obligations hereunder with respect to the Special Matters, an amount equal to the lesser of (a) the Refused Settlement Indemnification Amount and (b) the sum of the indemnifiable Losses to Purchaser arising from the Special Matters and the amount of the Excluded Counsel Fees. The provisions of Section 10.6 shall govern the procedures for reimbursement of any claim under this Section 10.9. For purposes of this Section 10.9, Purchaser will be deemed to have “unreasonably withheld” its consent to any settlement offer it does not consent to, unless the settlement offer would impose new restrictions or limitations on any line of business in which any of the Acquired Companies is engaged on the date hereof, other than the residential Tax Lien Transfer business in Texas.

ARTICLE 11
TAX MATTERS

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11.1    Preparation of Tax Returns.
(a)    Non-Income Tax Returns. Except as otherwise provided in Section 11.1(b), and with respect to each Tax Return covering either (i) a Tax period or year commencing at or before and ending after the Effective Time (each, a “Straddle Period”) or (ii) a Tax period ending at or before the Effective Time or a portion of any Straddle Period that ends at and includes the Effective Time (each, a “Pre-Closing Tax Period”) that, in any such case, is required to be filed for, by, on behalf of or with respect to any Acquired Company after the Effective Time, Purchaser (A) shall prepare or cause to be prepared each such Tax Return and (B) shall determine the portion of the Taxes shown as due on such Tax Return that is allocable to a Pre-Closing Tax Period (any such Taxes, “Pre-Closing Taxes”) and the portion of the Taxes shown as due on such Tax Return that is allocable to the Tax period (or portion thereof) beginning after the Effective Time (each, a “Post-Closing Tax Period”), which determination shall be set forth in a statement (“Statement”) prepared by Purchaser. Purchaser shall deliver a copy of such Tax Return and the Statement related thereto (including related work papers) to Seller for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) to the extent commercially reasonable and feasible, sufficiently in advance of the due date (including any extensions thereof) for filing such Tax Return to provide Seller with a meaningful opportunity to analyze and comment on such Tax Return and have such Tax Return modified based on such review and approval before the filing of such Tax Return. With respect to each Tax Return described in this Section 11.1(a) and in Section 11.1(b), Purchaser and Seller, as applicable, will join in the execution and filing of such Tax Return and other documentation as required by applicable Law. Within seven (7) Business Days after Purchaser delivers such a Statement to Seller, the Seller shall pay to Purchaser the amount of Pre-Closing Taxes reflected in such Statement. Seller shall reimburse Purchaser for all out‑of‑pocket costs and expenses incurred by Purchaser in connection with preparing any such Tax Return for a Pre-Closing Tax Period that shall have ended as of or before the Effective Time and a pro rata portion (determined based on the ratio of Pre-Closing Taxes to all Taxes reflected on such Tax Return) of such costs and expenses incurred in the preparation of any such Tax Return for a Straddle Period.
(b)    Pre-Closing Income Tax Returns. Notwithstanding the foregoing provisions of Section 11.1(a), Seller shall cause to be timely prepared, in a manner consistent with past practice, all Tax Returns for income Taxes with respect to the Acquired Companies for all Pre-Closing Tax Periods that are due after the Effective Time, including such income Tax Returns for those jurisdictions and Taxing Authorities that permit or require a short period Tax Return for income Taxes for the period ending at and including the Effective Time and also including federal income Tax Returns and any state or local income Tax Returns with respect to which all applicable Acquired Companies are disregarded as separate entities and incur no material liability for Tax. Seller shall bear the costs of the preparation of all such Tax Returns required to be prepared by Seller pursuant to this Section 11.1(b)
11.2    Straddle Period Allocation. Except as otherwise provided in the next sentence, in the case of any Straddle Period, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business at the Effective Time. In the case of any liability for any real or personal property or

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ad valorem Taxes and other Taxes imposed on a periodic basis attributable to a Straddle Period, the total amount of such Taxes allocable to the Pre-Closing Tax Period of such Straddle Period shall be the product of (a) such Tax for the entirety of such Straddle Period, multiplied by (b) a fraction, the numerator of which is the number of days for such Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period, and the balance of such Taxes shall be allocable to the Post-Closing Tax Period.
11.3    Post-Closing Actions. None of Purchaser, any Affiliate of Purchaser, or any Acquired Company shall (or shall cause or permit any Acquired Company to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to any Acquired Company with respect to any Pre-Closing Tax Period, enter into any closing agreement, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, make or change any Tax election or take any similar action, or omit to take any action relating to the filing of any Tax Return for any Pre-Closing Tax Period or the payment of any Tax imposed with respect to a Pre-Closing Tax Period, without the prior written permission of Seller, which permission shall not be unreasonably withheld, conditioned or delayed.
11.4    Pre-Closing Tax Refunds. Any refunds of Taxes with respect to any Pre-Closing Tax Period, including refunds arising by reason of estimated Tax payments made by an Acquired Company prior to Closing and any refunds actually received by Purchaser or an Acquired Company after the Closing Date (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of Seller, and Purchaser shall pay over or cause the Acquired Companies to pay over to Seller any such Pre-Closing Tax Refund (less the amount of any and all Taxes and other costs incurred in respect of such Pre-Closing Tax Refund) within fifteen (15) days after receipt thereof. Purchaser shall take commercially reasonable steps to cooperate with Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that Pre-Closing Tax Refunds shall be claimed in cash rather than as a credit against future Tax liabilities.
11.5    Transfer Taxes. All documentary, sales, use, registration and other transfer Taxes (including all applicable real estate transfer or securities transfer Taxes) and fees incurred in connection with the Purchase Transaction or this Agreement shall be paid by Seller. The Party required by law to file a Tax Return with respect to such ttransfer Taxes shall do so in the time and manner prescribed by law, and the Seller, if not the filing party, shall promptly reimburse the filing party for any transfer Taxes upon receipt of evidence reasonably satisfactory to the Seller of the amount of such transfer Taxes.
11.6    Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and in connection with any audit or Proceeding, including making employees available on a mutually convenient basis in connection therewith. Upon request by Purchaser, Seller shall deliver to Purchaser originals or copies of all books and records within Seller’s control with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period. The Parties agree to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be

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necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party as a result of the consummation of the transactions contemplated by this Agreement.
11.7    Conflict. In the event of a conflict between the provisions of this Article 11 and any other provision of this Agreement, the provisions of this Article 11 shall control.
11.8    Survival; Exclusivity; Tax Indemnification. Notwithstanding any provision of this Agreement to the contrary, (a) each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty (30) days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter and (b) Seller shall pay and indemnify and hold Purchaser and each Acquired Company harmless from and against all Taxes of any Acquired Company with respect to each and every Pre-Closing Tax Period, including all Taxes allocable to the portion of any Straddle Period ending at the Effective Time.
11.9    Tax Treatment of Indemnity Payments. To the extent permitted by applicable Law, the Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
11.10    Termination of Tax Sharing Agreements. Seller shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements between or among one or more of the Acquired Companies and any one or more other Persons relating to any Tax matters to be terminated with respect to each of the Acquired Companies no later than as of immediately before the Effective Time, and as of, from and after the Effective Time, the Acquired Companies shall not be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).
ARTICLE 12
MISCELLANEOUS
12.1    Public Disclosure. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall (i) so advise the other Party and (ii) use reasonable best efforts to provide such disclosure to the other Party as soon as reasonably practicable, and the other Party shall, if practicable, have the right to review and comment on such press release or announcement prior to its publication).
12.2    No Third-Party Beneficiaries. This Agreement (other than Article 10 to the extent it confers rights upon the Purchaser Indemnitees and Seller Indemnitees) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
12.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements,

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or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
12.4    Succession and Assignment. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of each other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that Purchaser may, without the consent of any other Party, assign this Agreement to any Affiliate of Purchaser, provided that such assignee assumes the obligations of Purchaser hereunder and that Purchaser remains liable for its obligations hereunder.
12.5    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered, if personally delivered, (b) when receipt is confirmed by non-electronic means, if faxed (with hard copy to follow via first class mail, postage prepaid, or overnight courier), or (c) on the next Business Day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:
If to Purchaser:
Partners in Prophet, LTD
c/o Prophet Capital Management LLP
5000 Plaza on the Lake Blvd. Suite 180
Austin, Texas 78746
Attn: Chief Operations Officer

If to Seller:
Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103
San Diego, California 92108
Attention: General Counsel.
12.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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12.7    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
12.8    WAIVER OF JURY TRIAL.
(a)    WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    CERTIFICATION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.
12.9    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
12.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement

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shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
12.11    Expenses. Except as otherwise provided in this Agreement, each Party will bear its own expenses (including fees and disbursements of legal counsel, accountants, financial advisors and other professional advisors) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement (and each of the other agreements and instruments contemplated by or executed in connection with this Agreement) and the consummation of the transactions contemplated by this Agreement, provided that Seller will pay any such expenses of the Acquired Companies incurred prior to the Effective Time.
12.12    Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.
12.13    Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
12.14    Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.
12.15    Remedies. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
12.16    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person or entity, or that such person or entity is prohibited from taking action, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or entity.
12.17    Including. As used in this Agreement, the word “including” shall be deemed to mean “including, without limitation” and, unless otherwise expressly provided, shall not limit the words or terms preceding such word.
12.18    Non-Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Any reference in this Agreement to a number of days other than Business Days shall be deemed to be reference to such number of calendar days.

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12.19    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.
* * * * *
{Remainder of Page Intentionally Left Blank;
Signature Page to Follow}

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IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the date first above written.
PURCHASER:
TL FUNDING PARTNERS LP

By Prophet Asset Management LLC
Its general partner

By: /s/ Kurt Rechner
Name: Kurt Rechner
Title: Vice President

TL FUNDING PARTNERS LP – Series OP

By Prophet Asset Management LLC
Its general partner

By: /s/ Kurt Rechner
Name: Kurt Rechner
Title: Vice President

TL FUNDING PARTNERS LP – Series TL

By Prophet Asset Management LLC
Its general partner

By: /s/ Kurt Rechner
Name: Kurt Rechner
Title: Vice President

TL FUNDING PARTNERS LP – Series REO

By Prophet Asset Management LLC
Its general partner

By: /s/ Kurt Rechner
Name: Kurt Rechner
Title: Vice President

[Signature Page to Securities Purchase Agreement]

SELLER:
ENCORE CAPITAL GROUP, INC.

By:    _/s/ Kenneth A. Vecchione
Name:    Kenneth A. Vecchione
Title:    President and Chief Executive Officer
SOLELY FOR THE PURPOSES OF SECTION 2.1:
PROPEL:
PROPEL ACQUISITION LLC
By Encore Capital Group, Inc.
Its manager

By:    _/s/ Kenneth A. Vecchione

Name:    Kenneth A. Vecchione
Title:    President and Chief Executive Officer
PFS:
PROPEL FINANCIAL SERVICES, LLC
By Propel Acquisition LLC
Its manager
By Encore Capital Group, Inc.
Its manager

By:    _/s/ Kenneth A. Vecchione

Name:    Kenneth A. Vecchione
Title:    President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

Schedule I

Directions on Assignment of Purchased Securities

Name of Assignee	Name of Assignor	Purchased Securities (Subsidiary Securities)	List of Subsidiary(ies)
TL Funding Partners LP	Encore Capital Group Inc.	100% of the limited liability company membership interests of Propel Acquisition, LLC, a Delaware limited liability company
TL Funding Partners LP - Series OP	Propel Acquisition LLC	100% of the limited liability company membership interests of Propel Financial Services, LLC, a Texas limited liability company
• Desert Tree Capital, LLC, a Delaware limited liability company
• Fireside Funding, LLC, a Delaware limited liability company
• Green Meadow Financial, LLC, a Delaware limited liability company
• Bayfront Investment, LLC, a Delaware limited liability company
• Snowcap Financial, LLC, a Delaware limited liability company

TL Funding Partners LP - Series OP	Propel Acquisition LLC	100% of the limited liability company membership interests of Propel Funding REL, LLC, a Delaware limited liability company	None
TL Funding Partners LP - Series REO	Propel Financial Services, LLC	100% of the limited liability company membership interests of RioProp Holdings, LLC, a Texas limited liability company	None
TL Funding Partners LP - Series TL	Propel Acquisition LLC	100% of the limited liability company membership interests of Propel Funding Holdings 1, LLC, a Delaware limited liability company	Propel Financial 1, LLC, a Delaware limited liability company

TL Funding Partners LP - Series TL	Propel Acquisition LLC	100% of the limited liability company membership interests of Propel Funding LLC, a Delaware limited liability company
• Propel Funding Texas 2, LLC, a Delaware limited liability company
• Propel Funding National 1, LLC, a Delaware limited liability company
• PFS Finance Holdings, LLC, a Delaware limited liability company
• Propel Funding Nevada, LLC, a Delaware limited liability company
• Propel Funding Ohio, LLC, a Delaware limited liability company
• Propel Funding Multistate, LLC, a Delaware limited liability company

Schedules and Exhibits

Item	Description
Schedule A	Subsidiaries
Schedule 1.1	Certain Indebtedness
Schedule 2.3(a)(i)	Specified Indebtedness
Schedule 2.3(a)(ii)	Seller Intercompany Indebtedness
Schedule 2.6(b)(iii)	Consents
Schedule 2.6(b)(xv)	Resignations
Schedule 6.1(e)	Actions Under Benefit Plans
Schedule 8.4(b)	Exceptions to Restricted Persons
Schedule 10.5(e)	Purchaser Knowledge Parties
Exhibit A	Estimated Statement
Exhibit B	Assignment of Limited Liability Company Interests
Exhibit C-1	Form of Seller Acknowledgement and Release Agreement
Exhibit C-2	Form of Acquired Company Acknowledgement and Release Agreement
Exhibit D	[reserved]
Exhibit E-1	Interim Operating Agreement 1
Exhibit E-2	Interim Operating Agreement 2
Exhibit E-3	Interim Operating Agreement 3
Exhibit F	Severance

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.